                                  SCHEDULE 14A
                                 (Rule 14a-101)
===============================================================================

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                           Ivex Packaging Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     Common Stock, par value of $0.01 per share, of Ivex Packaging Corporation
     ---------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     20,624,426 shares and 2,143,167 options
     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     Each of the 20,624,426 issued and outstanding shares of Common Stock will, upon consummation of the merger, be converted into the right to receive $21.50 in cash for an aggregate consideration of $443,425,159. With respect to 2,143,167 options to purchase Registrant's common stock, payment will be equal to the difference between the option exercise price of each option and $21.50. Based on the various exercise prices of the different options currently outstanding, the aggregate consideration to be received in exchange for the cancellation of such options shall be equal to $13,736,307.
     ---------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     ($443,425,159 + 13,736,307): $457,161,466
     ---------------------------------------------------------------------------

     (5) Total fee paid:

     $42,058.85
     ---------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     ---------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     (3) Filing Party:

     ---------------------------------------------------------------------------

     (4) Date Filed:

     ---------------------------------------------------------------------------

                              PRELIMINARY COPIES

                                  [IVEX LOGO]

                        100 Tri-State Drive, Suite 200
                         Lincolnshire, Illinois 60069

                                                                      [.], 2002

Dear Stockholder:

   You are cordially invited to attend a special meeting of stockholders of Ivex Packaging Corporation to be held on [.], 2002, at [.][a.m.] [p.m.], local time, at the [venue] located at [address].

   At the special meeting, we will ask you to consider and vote upon a proposal to adopt the merger agreement that we entered into on March 18, 2002 with Alcoa Inc. Alcoa is a Pennsylvania corporation and its headquarters are located in Pittsburgh. If our merger agreement with Alcoa is adopted and the transaction is completed, you will receive:

   . a cash payment of $21.50 for each share of our common stock owned by you; and

   . one share of Packaging Dynamics common stock for every five shares of our common stock owned by you.

   The merger is conditioned upon, among other things, the prior distribution of our 48.19% interest in Packaging Holdings, L.L.C. to our stockholders. We formed Packaging Dynamics Corporation as a new Delaware corporation in preparation for the distribution. Packaging Holdings will become a wholly-owned subsidiary of Packaging Dynamics and we will own 48.19% of the common stock of Packaging Dynamics. Immediately prior to the completion of the merger, we will distribute our shares of Packaging Dynamics to our stockholders and certain of our option holders. We anticipate that the shares of common stock of Packaging Dynamics will be traded on [.] under the symbol "[.]". Each of the distribution and the merger will occur only if the other occurs. However, the distribution of our interest in Packaging Dynamics does not require the approval of our stockholders, and you are not being asked to vote on the distribution. As a result of the merger and distribution, we will become a wholly-owned subsidiary of Alcoa, and Packaging Dynamics will become a stand-alone company.

   Our Board of Directors has carefully considered the merger agreement and the proposed transaction and has determined that the terms of the merger and the distribution are fair to and in the best interests of our stockholders. Our Board of Directors unanimously recommends that our stockholders vote in favor of adoption of the merger agreement.

   Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of a majority of all of the outstanding shares of our common stock. Accordingly, failing to vote your shares will have the same effect as a vote against the merger agreement. Whether or not you plan to be present at the special meeting, we urge you to complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the special meeting.

   This booklet provides you with the detailed information about the proposed transaction and related matters. We have also included as part of this booklet an information statement that describes Packaging Dynamics and the distribution. You should carefully consider the risk factors set forth on page [.] of the information statement. We urge you to read these documents carefully, including the appendices.

   If you have any questions about the merger or the distribution please call Innisfree M&A Incorporated, our proxy solicitors, toll-free at 1-888-750-5834.

   On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

                                          Very truly yours,

                                          George V. Bayly
                                          Chairman of the Board of Directors,
                                            President and Chief Executive
                                             Officer

   This proxy statement is dated [.], 2002, and is first being mailed to stockholders on or about [.], 2002.

                              PRELIMINARY COPIES

                          IVEX PACKAGING CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD ON [.], 2002

To Our Stockholders:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Ivex Packaging Corporation will be held on [.], 2002, at [.][a.m.] [p.m.], local time, at the [venue] located at [address] for the following purposes:

      1. To consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of
   March 18, 2002, by and among Ivex, Alcoa Inc. and a wholly-owned subsidiary of Alcoa; and

      2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof;

all as set forth in the proxy statement accompanying this notice.

   Only stockholders of record on [.], 2002 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. The number of outstanding shares of Ivex common stock entitled to vote on that date was [.]. Each stockholder is entitled to one vote for each share of common stock held on the record date. A list of stockholders will be open for examination by any stockholder at the special meeting.

   Our Board of Directors has carefully considered the merger agreement and the proposed transaction and has determined that the terms of the merger and the distribution are fair to and in the best interests of our stockholders. Our Board of Directors unanimously recommends that our stockholders vote in favor of adoption of the merger agreement.

                                          By Order of the Board of Directors,

                                          G. Douglas Patterson
                                          Secretary

Lincolnshire, Illinois
[.], 2002

   Your vote is very important to us. A proxy card is contained in the envelope in which this proxy statement was mailed. Whether or not you plan to attend the special meeting, you are encouraged to vote on the matters to be considered at the special meeting and complete, sign and date the proxy card and return it promptly in the enclosed postage-prepaid envelope.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
    QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE DISTRIBUTION........   1

    SUMMARY............................................................   4
       The Parties.....................................................   4
       The Special Meeting.............................................   4
       Background of the Merger........................................   5
       The Merger......................................................   5
       Purpose and Certain Effects of the Merger and Distribution......   5
       Reasons for the Merger and Distribution.........................   6
       Recommendation of the Board of Directors........................   6
       Opinion of Merrill Lynch........................................   6
       Federal Income Tax Considerations...............................   6
       Interests of Certain Persons in the Merger......................   7
       Appraisal Rights................................................   7
       Conditions to the Merger........................................   7
       Termination of the Merger Agreement.............................   8
       Termination Fee.................................................   8
       Procedures for Receipt of Merger Consideration..................   9

    INFORMATION CONCERNING THE SPECIAL MEETING.........................  10
       General.........................................................  10
       Matters to be Considered........................................  10
       Record Date; Shares Entitled to Vote; Quorum....................  10
       Vote Required...................................................  10
       Proxies; Proxy Solicitation.....................................  10
       Effects of Abstentions and Broker Non-Votes.....................  11
       Other Matters...................................................  11

    THE MERGER.........................................................  12
       Background of the Merger........................................  12
       Purpose and Effects of the Merger and Distribution..............  15
       Ivex's Reasons for the Merger; Recommendation of the Ivex Board.  15
       Opinion of Merrill Lynch........................................  17
       Financial Advisor Fee Arrangements..............................  22
       Federal Income Tax Considerations...............................  23
       Interests of Certain Persons in the Merger......................  25
       Amendment to Ivex Rights Agreement..............................  28
       Appraisal Rights................................................  28
       Security Ownership of Management and Certain Securityholders....  31

    THE MERGER AGREEMENT...............................................  33
       Structure of the Transaction....................................  33
       The Surviving Corporation.......................................  33
       Payment Procedures..............................................  33
       Dissenting Shares...............................................  34
       Cancellation of Shares..........................................  34
       Treatment of Stock Options......................................  34
       Directors and Officers..........................................  34
       Representations and Warranties..................................  34
       Stockholder Meeting.............................................  35

                                                                              Page
                                                                              ----
   Certain Covenants.........................................................  35
   No Solicitation of Transactions...........................................  36
   Certain Other Covenants and Agreements....................................  37
   Conditions to the Merger..................................................  39
   Termination...............................................................  39
   Termination Fee...........................................................  40

OTHER MATTERS AND INFORMATION................................................  41
   Accounting Treatment......................................................  41
   Antitrust Considerations..................................................  41
   Market Price of Ivex Common Stock and Dividend Information................  41
   Forward-Looking Statements................................................  42
   Future Stockholder Proposals..............................................  42
   Where You Can Find More Information.......................................  42

   Appendix A: Agreement and Plan of Merger
   Appendix B: Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
   Appendix C: Section 262 of the Delaware General Corporation Law
   Appendix D: Information Statement

                    QUESTIONS AND ANSWERS ABOUT THE MERGER
                             AND THE DISTRIBUTION

Q: What is happening in the proposed transaction?

A: This transaction is composed of the following integrated components to be effected virtually simultaneously: (1) the distribution or "spin-off" to stockholders of Ivex Packaging Corporation all of our 48.19% interest in Packaging Holdings, L.L.C. and (2) the merger of a wholly-owned subsidiary of Alcoa Inc. with and into us, as a result of which we will become a wholly-owned subsidiary of Alcoa. Following the completion of the transaction, our stockholders will own 48.19% of a new stand-alone Delaware corporation named Packaging Dynamics Corporation. The other current owners of Packaging Holdings will own 51.81% of Packaging Dynamics.

Q: What will I receive for my shares if the merger and the distribution are completed?

A: If the merger is completed, and you have not exercised your right to an appraisal of the value of your shares, you will receive a cash payment of $21.50 for each share of our common stock that you own at the time of the merger. Each option to acquire our common stock that is outstanding at the effective time of the merger, whether vested or unvested, will become vested and exercisable. Each vested option will be immediately cancelled by us, and each holder of a cancelled option will be entitled to receive (1) the excess, if any, of $21.50 over the per share exercise price of each cancelled option, times (2) the number of shares covered by such option. In the distribution, you will receive one share of Packaging Dynamics common stock for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for any shares covered by an option with an exercise price of $23.25) at the effective time of the merger. We currently anticipate the shares of Packaging Dynamics to trade on [.] under the symbol "[.]".

Q: Will the distribution occur even if the merger agreement is not adopted?

A: No.

Q: What specifically am I being asked to vote on?

A: You are being asked to vote on whether to adopt the merger agreement. You are not being asked to vote on or approve the distribution.

Q: What is the vote required to adopt the merger agreement?

A: In accordance with Delaware law and our certificate of incorporation, the standard required to adopt the merger agreement is the affirmative vote of a majority of the outstanding shares of our common stock entitled to be voted on the merger agreement. This means that the affirmative vote of at least [.] shares of common stock is required for adoption of the merger agreement.

Q: Is the Board of Directors recommending that I vote for the merger agreement?

A: Yes. After considering a number of factors, including the opinion of its investment banker, Merrill Lynch, Pierce, Fenner & Smith Incorporated, our Board of Directors unanimously believes that the terms of the merger agreement are fair to and in the best interests of our stockholders.

Q: When and where is the special meeting?

A: The special meeting will take place on [.], 2002, at [.][a.m.] [p.m.], local time, at the [venue] located at [address].

Q: When will the proposed merger and the distribution occur?

A: We are working toward completing the merger and distribution as quickly as possible. We expect to complete the merger and distribution in the second quarter of 2002. If our stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, the distribution will occur immediately prior to the completion of the merger.

Q: What are the United States federal income tax consequences of the merger and the distribution of the Packaging Dynamics common stock?

A: We expect that each stockholder will recognize capital gain or loss, equal, in each case, to the difference between (1) the sum of (a) the fair market value of the Packaging Dynamics shares received in the distribution and (b) the cash proceeds received pursuant to the merger and (2) the stockholder's adjusted tax basis in our common stock surrendered in exchange therefor. However, if the receipt of the Packaging Dynamics common stock is treated by the Internal Revenue Service as a separate transaction for United States federal income tax purposes, the distribution would be deemed to be a distribution taxable as a dividend to the extent of our current or accumulated earnings and profits. Because the tax consequences of the distribution and the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the distribution and the merger.

Q: How is the fair market value of Packaging Dynamics going to be determined?

A: The fair market value of the Packaging Dynamics common stock will be determined by the best available evidence as to its value at the effective time of the merger. One reasonable method of determining the fair market value of the Packaging Dynamics common stock received by our stockholders would be to use the weighted average trading price of Packaging Dynamics common stock on the first full day of trading ending after the distribution; however, you should consult with your own tax advisor with respect to your particular circumstances concerning taking a tax return position consistent with such reporting.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its appendices, consider how the merger would affect you as a stockholder, and vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting. If you sign, date and send in your proxy card without indicating how you want to vote, all of your shares will be voted "FOR" the adoption of the merger agreement.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the adoption of the merger agreement.

Q: What if I want to change my vote after I have mailed my signed proxy card?

A: You can change your vote by sending in a later-dated, signed proxy card or a written revocation to our secretary at 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069, who must receive it before your proxy has been voted at the special meeting, or by attending the special meeting in person and voting. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

Q: Do I have appraisal rights?

A: Yes. If you make a written demand for appraisal of your shares prior to the vote at the special meeting, do not vote in favor of adoption of the merger agreement, continue to hold your shares of record through the date of the merger and otherwise follow the procedural requirements of the Delaware General Corporation

   Law, you will be entitled to have your shares appraised by the Delaware Court of Chancery and receive the fair value of your shares, as determined by the Court, in cash. See "The Merger--Appraisal Rights."

Q: How can I find more information about Packaging Dynamics?

A: An information statement with respect to the common stock of Packaging
   Dynamics is being provided to you as an appendix to this proxy statement. The information statement should provide you with information about Packaging Dynamics and our interests in Packaging Holdings. We urge you to read the information statement and this document carefully.

Q: What happens if I do not vote my proxy, if I do not instruct my broker to vote my shares or if I abstain from voting?

A: If you do not vote your proxy, do not instruct your broker to vote your shares, or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement.

Q: Other than stockholder adoption, what are the material conditions to completing the merger?

A: Among other matters, completion of the merger requires completion of the distribution, as discussed above, and receipt of necessary regulatory approvals.

Q: What if the merger and the distribution are not completed?

A: It is possible the merger and the distribution will not be completed. That might happen if, for example, our stockholders do not adopt the merger agreement. Should that occur, neither Alcoa nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of our common stock.

Q: Should I send in my stock certificates now?

A: No. If we complete the merger, you will receive written instructions for exchanging your Ivex stock certificates for your cash payment.

Q: Who can help answer my questions?

A: If you have more questions about the merger or the distribution, or if you would like additional copies of this proxy statement or the proxy card, you should call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

                                    SUMMARY

   This summary, together with the question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the merger agreement. To more fully understand the merger and the distribution, you should read carefully this entire proxy statement and all of its appendices, including the information statement with respect to the common stock of Packaging Dynamics, before voting on whether to adopt the merger agreement. You can also refer to "Where You Can Find More Information" on page [.] for additional information about Ivex Packaging Corporation.

The Parties

      Ivex Packaging Corporation
      100 Tri-State Drive, Suite 200
      Lincolnshire, Illinois 60069

   Ivex Packaging Corporation, a Delaware corporation, is a vertically integrated specialty packaging company that designs and manufactures value-added plastic and paper-based flexible packaging products for the consumer and protective packaging markets. Ivex focuses on niche markets which management believes provide attractive margins and growth and where Ivex's integrated manufacturing capabilities can enhance its competitive position. Ivex serves a variety of markets, providing packaging for food, medical devices and electronic goods and protective packaging for industrial products.

   If our stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, our 48.19% interest in Packaging Holdings will be spun off to stockholders through a distribution of our shares of the common stock of Packaging Dynamics, a holding company for all of the ownership interests of Packaging Holdings. Packaging Holdings is the sole member of Packaging Dynamics, L.L.C., a vertically integrated flexible packaging company. Packaging Dynamics, L.L.C. produces, laminates and converts paper, film and aluminum into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and theatre markets as well as a limited number of industrial markets.

      Alcoa Inc.
      201 Isabella Street
      Pittsburgh, Pennsylvania 15212

   Alcoa Inc., a Pennsylvania corporation, is the world's leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, consumer, automotive, aerospace and other transportation, building and construction, industrial products and distribution markets. Related businesses include packaging machinery, precision castings, vinyl siding, plastic bottles and closures, fiber optic cables and electrical distribution systems for cars and trucks.

      AI Merger Sub Inc.
      c/o Alcoa Inc.
      201 Isabella Street
      Pittsburgh, Pennsylvania 15212

   AI Merger Sub Inc. is a Delaware corporation and wholly-owned subsidiary of Alcoa, formed solely for the purpose of facilitating the merger. If and when the merger takes place, AI Merger Sub will be merged with and into Ivex and Ivex will be wholly-owned by Alcoa.

The Special Meeting (page [.])

   . Date, Time and Place (page [.]). The special meeting will take place on [.], 2002, at [.][a.m.] [p.m.], local time, at the [venue] located at [address].

   .   Vote Required (page [.]).   In order for the merger agreement to be
       adopted, the holders of a majority of our outstanding common stock entitled to vote at the meeting must vote "FOR" its adoption. Each share of common stock is entitled to one vote.

   . Record Date (page [.]). The record date for determining the holders of shares of our outstanding common stock entitled to vote at the special meeting is [.], 2002. On the record date, [.] shares of our common stock were outstanding and entitled to vote on the proposal to adopt the merger agreement.

   . Proxies (page [.]). Shares of common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of common stock represented by properly executed proxies for which no instruction is given will be voted "FOR" the adoption of the merger agreement. Your proxy may be revoked at any time before it is voted.

   .   Procedure for Voting (page [.]).  You may vote in either of two ways:

      .   by completing and returning the enclosed proxy card, or

      .   by appearing at the special meeting.

       If you complete and return the enclosed proxy card but wish to revoke it, you must either file with our secretary a written, later-dated notice of revocation, send a later-dated proxy card relating to the same shares to our secretary at or before the special meeting or attend the special meeting and vote in person. Please note that your attendance at the meeting will not, by itself, revoke your proxy.

Background of the Merger (page [.])

   For a description of events leading to the approval of the merger agreement and the merger by our Board of Directors, which is referred to as the "Board," and the reasons for such approval, you should refer to "The Merger--Background of the Merger."

The Merger (page [.])

   Alcoa proposes to acquire us for $21.50 for each share of common stock issued and outstanding and the assumption of all of our debt. Upon completion of the merger, AI Merger Sub will be merged with and into us, and we will continue as the surviving corporation. If our stockholders vote to adopt the merger agreement and the other conditions to the merger are satisfied or waived, we will distribute our 48.19% stake in Packaging Holdings through a distribution to our stockholders and certain of our option holders of our 48.19% ownership interest in the newly formed Packaging Dynamics simultaneously with the merger. Packaging Dynamics will be the holding company for all of the ownership interests of Packaging Holdings. The merger will occur according to the terms and conditions of the merger agreement, which is attached as Appendix A to this proxy statement. You should read carefully the merger agreement and the description of the merger agreement contained in this proxy statement under "The Merger Agreement." We expect the merger and the distribution to be completed during the second quarter of 2002.

Purpose and Certain Effects of the Merger and Distribution (page [.])

  The Merger

   If the merger agreement is adopted by our stockholders and if the other conditions to the merger are either satisfied or waived:

   . you will receive a cash payment of $21.50 for each share of our common stock that you own at the time of the merger;

   .   we will become a wholly-owned subsidiary of Alcoa;

   . we will no longer be a public company required to file reports under the Securities Exchange Act;

   .   our common stock will no longer be quoted on The New York Stock Exchange;

   .   you will no longer have an interest in our future earnings or growth; and

   . each option to acquire our common stock that is outstanding at the effective time of the merger, whether vested or unvested, will become vested and exercisable. Each vested option will be immediately cancelled by us, and each holder of a cancelled option will be entitled to receive
       (1) the excess, if any, of $21.50 over the per share exercise price of each cancelled option, times (2) the number of shares covered by such option.

  The Distribution

   In connection with the distribution, but conditioned upon the adoption of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, you will receive one share of Packaging Dynamics common stock as a stock distribution for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for any shares covered by an option with an exercise price of $23.25) at the effective time of the merger.

   Immediately after the distribution, Packaging Dynamics will be a stand-alone company owned 48.19% by our stockholders and 51.81% by the other current owners of Packaging Holdings. For a more detailed discussion of Packaging Dynamics, please see the information statement attached as Appendix D to this proxy statement.

Reasons for the Merger and Distribution (page [.])

   For a description of the reasons the Board has determined that the merger and distribution are in the best interests of our stockholders, you should refer to "The Merger--Ivex's Reasons for the Merger; Recommendation of the Ivex Board."

Recommendation of the Board of Directors (page [(.])

   The Board has unanimously voted "FOR," and recommends that the stockholders vote "FOR," the adoption of the merger agreement.

Opinion of Merrill Lynch (page [.])

   On March 18, 2002, Merrill Lynch delivered its oral opinion, which was confirmed in a written opinion dated March 18, 2002, to the Board to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to the holders of such common stock. The full text of Merrill Lynch's written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch. For a more detailed discussion of Merrill Lynch's opinion, see "The Merger--Opinion of Merrill Lynch."

Federal Income Tax Considerations (page [.])

   We expect that each stockholder will recognize capital gain or loss with respect to the stockholder's Ivex common stock, equal, in each case, to the difference between (1) the sum of (a) the fair market value of shares of Packaging Dynamics common stock received in the distribution and (b) the cash proceeds received pursuant to the merger and (2) the stockholder's adjusted tax basis in our common stock surrendered in exchange therefor. However, if the receipt of the Packaging Dynamics common stock is treated by the Internal Revenue Service as a separate transaction for United States federal income tax purposes, the distribution of the shares of Packaging

Dynamics common stock would be deemed to be a distribution taxable as a dividend to the extent of our current or accumulated earnings and profits.

   BECAUSE THE TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER ARE COMPLEX AND MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION AND THE MERGER.

Interests of Certain Persons in the Merger (page [.])

   In considering the recommendation of the Board, you should be aware that some of our directors and executive officers may be deemed to have interests that are different from, or in addition to, those of our stockholders:

   . acceleration of vesting of all outstanding stock options to acquire our stock, including options held by executive officers and directors and each option holder;

   . agreements with some executive officers have provisions that require us to make bonus, severance and/or tax gross-up payments in an event such as the merger or if their employment is terminated within specified periods, in connection with the merger and Alcoa and the surviving corporation will assume these agreements; and

   . George V. Bayly, Frank V. Tannura, Anthony P. Scotto and William J. White who are currently members of the Board, will serve as members of the board of directors of Packaging Dynamics;

   . Alcoa's agreement to cause the surviving corporation to maintain our current officer's and director's liability insurance, subject to certain limitations, and the surviving corporation's agreement to indemnify our executive officers and directors, among others; and

   . indirect ownership of interests in Packaging Holdings that are separate and apart from our interests. After the distribution, the proportionate ownership of certain directors and executive officers, in the aggregate, will constitute [.]% of Packaging Dynamics. By virtue of their indirect ownership, they also may have an interest different from other shareholders in cancellation by us of a note in the amount of $12,500,000 owed by Packaging Holdings to one of our wholly-owned subsidiaries. For a more detailed discussion of interests of our directors and officers, see "The Merger--Interests of Certain Persons in the Merger."

Appraisal Rights (page [.])

   If you do not wish to accept the $21.50 per share merger consideration, then, if you make a written demand for appraisal of your shares prior to the vote at the special meeting, do not vote in favor of the merger agreement, continuously hold your shares of record through the date of the merger, and otherwise comply with the procedures described in "The Merger--Appraisal Rights," you will have the right under Delaware law to seek a judicial appraisal of your shares to determine their "fair value."

Conditions to the Merger (page [.])

   The obligations of Ivex and Alcoa to complete the merger are subject to several conditions, including:

   . the merger agreement must be adopted by a majority of the outstanding shares of common stock entitled to be voted thereon;

   .   the distribution relating to Packaging Dynamics must be completed;

   . each party's representations and warranties in the merger agreement must be accurate and complete in all material respects;

   .   there must not be any legal prohibition against the merger;

   . the applicable waiting period under federal antitrust laws must have expired or been terminated and any other legally required governmental consents must have been received; and

   . each party must comply with its agreements under the merger agreement in all material respects.

Termination of the Merger Agreement (page [.])

   Ivex and Alcoa may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted it. The merger agreement may also be terminated at any time prior to the effective time of the merger:

   . by either party if any court or governmental agency issues a final and nonappealable order preventing the merger;

   . by either party if our stockholders fail to adopt the merger agreement at the special meeting;

   . by either party if the merger is not completed by September 18, 2002, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

   . by either party if the other party to the merger agreement fails to perform in any material respect any of its obligations under the merger agreement which failure is not cured, or is uncurable, within 30 days after receipt of notice of such failure;

   . by either party if the other party to the merger agreement breaches its representations and warranties in any material respect and such breach is not cured, or is uncurable, within 30 days after receipt of notice of such failure;

   . by Alcoa if the Board withdraws or modifies or amends its recommendation of the merger agreement or the merger in a manner adverse to Alcoa; and

   . by us prior to obtaining stockholder adoption of the merger agreement with Alcoa, after paying a termination fee in the amount $9.0 million, if we receive a proposal or offer on terms which the Board concludes are more favorable from a financial point of view to the holders of our common stock and which Alcoa has not otherwise matched.

Termination Fee (page [.])

   We have agreed to pay Alcoa a fee of $9.0 million if:

   . the Board withdraws or modifies or amends its recommendation of the merger agreement or the merger in a manner adverse to Alcoa;

   . the Board provides written notice to Alcoa that we intend to enter into a binding agreement for a proposal or offer that the Board has concluded is on terms which are more favorable from a financial point of view to the holders of our common stock and which Alcoa has not otherwise matched; or

   .   if the following three events occur:

      . the merger agreement is terminated by either party because (1) our stockholders fail to adopt the merger agreement at the special meeting or (2) the merger is not completed by September 18, 2002, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

      . prior to such termination, we receive a proposal or offer on terms which are more favorable from a financial point of view to the holders of our common stock; and

      . within 12 months following such termination of the merger agreement, we enter into or agree to enter into a binding written agreement with respect to a proposal or offer on terms which are more favorable from a financial point of view to the holders of our common stock.

Procedures for Receipt of Merger Consideration

   You should not send your share certificates to us now. Shortly after the merger is completed, we will send you written instructions explaining how to exchange your Ivex common stock certificates for cash.

                  INFORMATION CONCERNING THE SPECIAL MEETING

General

   We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by the Board for use at the special meeting to be held on [.], 2002, [.] [a.m.] [p.m.], local time, at the [venue] located at [address], and at any adjournments or postponements of the special meeting. This proxy statement, the attached notice of special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about [.], 2002.

Matters to be Considered

   At the special meeting, holders of record of our common stock on [.], 2002 will consider and vote on a proposal to adopt the agreement and plan of merger, dated as of March 18, 2002, by and among Ivex, Alcoa and a wholly-owned subsidiary of Alcoa.

Record Date; Shares Entitled to Vote; Quorum

   The Board has fixed the close of business on [.], 2002 as the record date for determining the holders of shares of our common stock who are entitled to notice of, and to vote at, the special meeting. A list of stockholders of record will be available for examination at the time and place of the special meeting. As of the record date, [.] shares of common stock were issued and outstanding. You are entitled to one vote for each share of common stock that you hold as of the record date.

   The presence of holders of shares representing a majority of the outstanding shares of common stock entitled to be voted, whether in person or by a properly executed proxy card, is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum.

Vote Required

   Under Delaware law, we are required to submit the merger agreement to our stockholders for consideration and adoption. In accordance with Delaware law and our certificate of incorporation, the required vote to adopt the merger agreement is the affirmative vote of a majority of the outstanding shares of common stock entitled to be voted on the proposal to adopt the merger agreement. This means that the affirmative vote of [.] shares of common stock is required for adoption of the merger agreement.

Proxies; Proxy Solicitation

   Shares of common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of common stock represented by properly executed proxies for which no instruction is given on the proxy card will be voted "FOR" the adoption of the merger agreement. Stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted.

   You may revoke your proxy at any time prior to the time it is voted at the meeting. You may revoke your proxy by:

   . filing with our secretary, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card;

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

   . executing a later dated proxy card relating to the same shares and delivering it to our secretary before the taking of the vote at the special meeting; or

   . attending the special meeting and voting in person (although attendance at the special meeting will not, in and of itself, revoke a proxy).

   Any written revocation or subsequent proxy card should be delivered to Ivex Packaging Corporation, 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069, Attention: Secretary, or hand delivered to our secretary or his representative before the taking of the vote at the special meeting.

   If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been revoked or withdrawn effectively), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

   We will bear the expenses incurred in connection with printing and filing this proxy statement and soliciting proxies for the special meeting. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail, Internet or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies using the means referred to above, and Innisfree will receive fees of up to approximately $[.], plus reimbursement of out-of-pocket expenses.

Effects of Abstentions and Broker Non-Votes

   For purposes of determining adoption of the merger agreement, abstentions will have the same legal effect as a vote "against" the adoption of the merger agreement. Broker non-votes will have the same effect as a vote "against" the adoption of the merger agreement.

Other Matters

   Except for the vote on the merger agreement, no other matter is expected to come before the special meeting.

   Your vote is important. Please return your marked proxy card promptly so your shares can be represented at the special meeting, even if you plan to attend the meeting in person.

   You should not send in any stock certificates with your proxy card. A transmittal form with instructions for the surrender of stock certificates for our common stock will be mailed to you as soon as practicable after completion of the merger.

                                  THE MERGER

Background of the Merger

   Between 1997, when we became a public company, and 1999, we received communications from time to time from third parties that expressed a preliminary interest in engaging in various potential transactions with us including an acquisition of Ivex. Although the Board and our management considered these overtures in the course of their ongoing oversight and planning responsibilities, discussions with these third parties never advanced beyond preliminary stages.

   During the third quarter of 1999, the Board began considering various strategic alternatives for enhancing the value of our common stock. In undertaking its consideration of strategic alternatives, the Board recognized that we faced significant challenges in a changing competitive and economic environment, including the challenge of maintaining and building upon our market position in the context of a trend toward consolidation in our industry. Among the alternatives considered were (1) continuation of our then-current business plan, including the pursuit of strategic "bolt-on" acquisitions, (2) a financial restructuring consisting of the sale or disposition of one or more of our businesses, (3) a significant acquisition of a strategic business which would provide us with increased strength and critical mass in our core business and (4) a sale of the company or other strategic transaction. At its meetings during the next two years, the Board continued to explore various strategic alternatives, obtaining advice from Merrill Lynch and other financial advisors from time to time as to a number of these alternatives.

   On May 8, 2001, the Board approved the formal engagement of Merrill Lynch and Deutsche Banc Alex. Brown as financial advisors to assist the Board and management in a comprehensive review of our strategic alternatives to maximize stockholder value. In the ensuing months, management and the financial advisors began preparing information for use in evaluating whether a sale of the company should be pursued, and the Board continued its discussions regarding strategic alternatives.

   At the September 17, 2001 meeting of the Board, Merrill Lynch and Deutsche Banc provided an update on the progress of the review of strategic alternatives. In light of the climate of economic and business uncertainty that prevailed following the September 11, 2001 terrorist attacks on New York City and Washington, D.C., the Board deferred the decision as to whether to take steps toward further exploration of a sale of the company. At its November 6, 2001 meeting, the Board continued its discussion of strategic alternatives, including the possible sale of the company, and discussed approaches to realizing the full value of our investment in Packaging Holdings.

   On November 28, 2001, the Board met with our financial and legal advisors to discuss exploration of a sale of the company as part of the ongoing review of our strategic alternatives. Merrill Lynch and Deutsche Banc reviewed, with the directors, various aspects of a sale process, and outside counsel reviewed the directors' related fiduciary duties. After lengthy discussion, the Board approved, as a means of exploring the potential values and benefits available to our stockholders, the commencement of a process that could potentially lead to a sale of the company.

   In analyzing the manner in which to proceed with the evaluation of a potential sale of the company, the Board considered, among other factors, the value that a buyer would place on our 48.19% equity interest in Packaging Holdings. Following a review of valuation analyses by our financial advisors, the Board directed Merrill Lynch and Deutsche Banc to solicit indications of interest both for the acquisition of Ivex excluding the Packaging Holdings interest and, if bidders were interested, a separate indication of interest for Packaging Holdings in order to determine the potential for recognition of value through a separate disposition of the Packaging Holdings interest.

   From November 2001 through January 2002, Merrill Lynch and Deutsche Banc identified and contacted 38 potential acquirors, comprising 24 companies believed to have a potential strategic interest in acquiring Ivex and

14 financial sponsors that were thought to have both an interest in the packaging sector and access to sufficient financing to fund an acquisition of Ivex. A total of 27 of these potential acquirors, including 15 strategic acquirors, entered into confidentiality agreements with us and received copies of a confidential descriptive memorandum about us and Packaging Holdings.

   Eight parties, including Alcoa and five other potential strategic acquirors, submitted preliminary indications of interest on or around January 21, 2002. At the January 30, 2002 meeting of the Board, Merrill Lynch and Deutsche Banc reviewed the terms and valuation ranges included in the eight preliminary indications of interest and identified which bidders were interested in the Packaging Holdings interest. The Board considered the relative strength of the preliminary offers and directed the financial advisors to invite seven of the bidders to participate in the next phase of the process.

   We invited these seven parties to conduct full due diligence investigations, including meetings with our management and access to our corporate documents, financial records and properties. Following further discussions, however, one of the parties elected not to proceed with further due diligence or attend a management presentation. The due diligence investigations by the remaining six parties and their legal and financial advisors commenced in early February 2002 and continued during February. In late February, an additional party elected not to proceed with the process.

   On February 22, 2002, we delivered a letter setting forth the procedures for the submission of definitive written proposals for the acquisition of Ivex, together with either one or two proposed forms of merger agreement (depending upon indications of interest for Packaging Holdings), to each of the five potential acquirors then participating in the process. The forms, which were otherwise identical, differed in that one form contemplated the acquisition of Ivex including the Packaging Holdings interest, and the other form contemplated the acquisition of Ivex excluding the Packaging Holdings interest. The parties were instructed to submit definitive acquisition proposals by the close of business on March 11, 2002.

   On March 11, 2002, Alcoa and one other strategic bidder submitted definitive written acquisition proposals. Alcoa offered to acquire all of our outstanding common stock at a price of $21 per share. These definitive proposals included mark-ups of the proposed form of merger agreement, showing the bidders' suggested changes to the form of agreement. In addition to the two definitive proposals, one of the financial buyers that had previously submitted an indication of interest and had subsequently conducted due diligence submitted a new oral indication of interest, including the Packaging Holdings interest. Alcoa stated in its submission that it was not interested in pursuing a transaction that included the Packaging Holdings interest. The other strategic bidder expressed an interest in pursuing discussions regarding a possible transaction involving our interest in Packaging Holdings if it could acquire the other outstanding interests in Packaging Holdings.

   On March 13, 2002, the Board met with financial and legal advisors to discuss the submissions from the potential acquirors. Representatives of Merrill Lynch and Deutsche Banc reviewed with the Board the conduct of the process to date and the terms of the proposed transactions submitted by the potential acquirors. The Board noted that Alcoa's proposal was definitive and fully financed, subject only to limited additional conditions, while, in contrast, the other strategic bidder's proposal was subject to a financing contingency and additional due diligence conditions. The Board also noted that the financial bidder's oral indication of interest was not a firm offer, and, because it proposed both a lower price range and inclusion of the Packaging Holdings interest, represented a significantly lower value to our stockholders than the definitive submissions by the two strategic bidders. After discussing the proposals, the Board concluded that negotiations should proceed with both Alcoa and the other strategic bidder. To that end, the Board directed management and our advisors to seek clarification of the proposals and to solicit revised proposals from Alcoa and the other strategic bidder. At this time, representatives of Alcoa and Ivex held further discussions regarding the potential terms of the transaction.

   On March 15, 2002, Alcoa submitted a revised proposal. Alcoa's proposal eliminated the limited additional conditions and retained the proposed acquisition price of $21 per share of our common stock. The other bidder reaffirmed its proposal as substantially the same as its March 11 proposal. Because of the financing contingency and additional conditions in the other bidder's submission, it was thought that Alcoa's proposal would be substantially more likely to result in a completed transaction. Accordingly, a revised draft merger agreement was submitted to Alcoa on March 16, 2002. Our management, together with financial and legal advisors, continued discussions with representatives of both Alcoa and the other strategic bidder concurrently. However, our discussions with the other strategic bidder did not result in any material improvement in its proposal.

   On March 17, 2002, George V. Bayly, our president and chief executive officer, and Frank V. Tannura, our chief financial officer, had a series of telephone calls with William E. Leahey, Jr., Executive Vice President of Alcoa, as a result of which Mr. Leahey agreed, subject to approval by the executive committee of Alcoa's board of directors on March 18, that Alcoa would increase its proposed acquisition price to $21.50 per share.

   Later on March 17, 2002, the Board met with our legal and financial advisors. At this meeting, Mr. Tannura informed the Board that, subject to the satisfactory resolution of the remaining open issues in connection with the merger agreement, management would be prepared to recommend Alcoa's offer upon approval of the $21.50 price by Alcoa's executive committee. Our legal advisors apprised the Board as to the status of the negotiations with Alcoa and reviewed the terms and conditions of the proposed merger agreement. The legal advisors noted that the structure of the transaction involved the distribution of the Packaging Holdings interest to our stockholders and option holders followed immediately by the merger of Ivex with a wholly-owned subsidiary of Alcoa. Merrill Lynch made a financial presentation and indicated that, subject to review of a definitive agreement, it would be prepared to deliver an opinion that the consideration to be received in the merger by holders of our common stock was fair from a financial point of view to such holders. Following the legal and financial presentations, our legal and financial advisors responded to questions from the Board concerning the proposed transaction with Alcoa, including the related distribution of the Packaging Holdings interest. After discussion of the proposed agreement and the status of negotiations, the Board instructed management and the financial and legal advisors to work with representatives of Alcoa toward a resolution of all remaining open issues.

   Following the March 17 Board meeting, our representatives and representatives of Alcoa continued to negotiate the final details of the definitive merger agreement. On March 18, 2002, Alcoa advised us that its executive committee had approved the merger at the $21.50 per share price. Later that day, following the conclusion of negotiations over the merger agreement, the Board met to consider the proposed transaction with Alcoa. Our legal advisors described to the Board the changes that had been made to the proposed merger agreement in the course of negotiations since the previous day's meeting. On March 18, Merrill Lynch delivered its oral opinion to the Board, which was confirmed in a written opinion dated March 18, 2002 to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to the holders of such common stock. After considerable discussion among the members of the Board, the Board unanimously approved the merger agreement. The Board voted to submit the merger agreement to a vote of our stockholders and to recommend that stockholders adopt the merger agreement.

   The Board also approved the distribution and the distribution agreement. Messrs. August, Scotto and Tannura abstained from voting on the distribution and the distribution agreement in light of their direct or indirect ownership interests in the Packaging Dynamics business.

   To facilitate the proposed distribution of the Packaging Holdings interest to our stockholders and option holders as called for by the merger agreement, we and the other equity owners of the Packaging Holdings business entered into an agreement dated March 18, 2002 to create Packaging Dynamics Corporation as a new corporate entity through which to hold our respective equity interests in the Packaging Holdings business.

   The parties executed the definitive merger agreement after the close of stock market trading on Monday, March 18, 2002, and we and Alcoa issued press releases announcing the transaction later that day. Also on March 18, we established Packaging Dynamics Corporation and entered into the distribution agreement with Packaging Dynamics Corporation.

Purpose and Effects of the Merger and Distribution

   The Board carefully considered the proposed structure and reviewed in detail the terms of the proposed merger and distribution. The Board concluded that the proposed structure provides value to our stockholders through the cash to be paid to them pursuant to the merger agreement and through their continued investment in Packaging Dynamics.

   The distribution will be accomplished by our contribution to Packaging Dynamics of all of our 48.19% ownership interest in Packaging Holdings in return for a 48.19% interest in Packaging Dynamics. We will distribute this 48.19% ownership interest in Packaging Dynamics directly to our stockholders and option holders (other than option holders with an exercise price of $23.25) at the effective time of the merger. For a more detailed discussion of Packaging Dynamics, please see the information statement attached as Appendix D to this proxy statement.

   The merger will be accomplished by merging a wholly-owned subsidiary of Alcoa with and into us. We will be the surviving corporation. Alcoa will then own 100% of Ivex, and you will have no further ownership interest in us or our subsidiaries other than Packaging Dynamics, which will be spun-off as a stand-alone company prior to the merger. After the closing of the merger, we will delist our shares from The New York Stock Exchange. Packaging Dynamics common stock will be registered under the Securities Exchange Act. We intend to apply for inclusion of Packaging Dynamics common stock for quotation on [.] after the distribution is completed.

   As a result of the completion of the distribution and merger, as an Ivex stockholder, you will receive:

   . a cash payment of $21.50 for each share of our common stock that you own at the effective time of the merger; and

   . a distribution of one share of Packaging Dynamics common stock for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for any shares covered by an option with an exercise price of $23.25) at the effective time of the merger.

   In addition, each option to acquire our common stock that is outstanding at the effective time of the merger, whether vested or unvested, will become vested and exercisable. Each vested option will be immediately cancelled by us, and each holder of a cancelled option will be entitled to receive (1) the excess, if any, of $21.50 over the per share exercise price of each cancelled option, times (2) the number of shares covered by such option.

   If our merger agreement is not adopted by the holders of a majority of the outstanding shares of common stock entitled to vote thereon, or any of the other conditions to the merger are not satisfied or waived, the merger will not be completed. In such an event, you will not receive any cash or other consideration from the merger, and the distribution will not occur.

Ivex's Reasons for the Merger; Recommendation of the Ivex Board

   At a special Board meeting on March 18, 2002, the Board determined that the merger is fair to and in the best interests of us and our stockholders and unanimously approved and adopted the merger agreement and the merger. Accordingly, the Board recommends that our stockholders vote "FOR" approval and adoption of the merger agreement at the special meeting. The Board also determined that the distribution is fair to and in the best interests of us and our stockholders and approved the distribution and the distribution agreement. Messrs. August, Scotto and Tannura abstained from voting on the distribution and the distribution agreement in light of their direct or indirect ownership interests in the Packaging Dynamics business.

   In reaching its decision to approve and adopt the merger agreement and to recommend that our stockholders vote to adopt the merger agreement, the Board considered the following material factors:

   . the Board's familiarity with, and presentations by our management and financial advisors regarding, our business, operations, properties and assets, financial condition, competitive position, business strategy and prospects, as well as the risks involved in achieving those prospects; the current environment for the packaging industry in which we compete; and current industry, economic and market conditions, on both a historical and a prospective basis;

   . the possible alternatives to the merger, including the possibility of our continuing to operate as an independent entity; the range of possible benefits to our stockholders of those alternatives; and the timing and likelihood of accomplishing the goal of any of those alternatives;

   . the current and historical market prices of our common stock relative to those of other industry participants and general market indices;

   . the changing economic and competitive environment in our industry, including a trend toward consolidation;

   . the fact that the merger consideration for our packaging operations is all cash, which provides certainty of value to our stockholders;

   . the fact that the transaction allows our stockholders to receive a significant amount of cash in exchange for our packaging operations, while retaining their interests in Packaging Dynamics;

   . the extensive sale process we conducted involving multiple potentially interested parties;

   . the presentation by Merrill Lynch and its written opinion dated March 18, 2002 to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to the holders of such common stock (see "The Merger--Opinion of Merrill Lynch");

   . the terms of the merger agreement providing that, under certain circumstances, and subject to certain conditions more fully described under "The Merger Agreement--No Solicitation of Transactions," "The Merger Agreement--Termination," and "The Merger Agreement--Termination Fee," we can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of Ivex and can terminate the merger agreement for a superior proposal (see "The Merger Agreement--No Solicitation of Transactions");

   . the belief that the terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, were reasonable and necessary to accomplish the transaction with Alcoa, and placed no undue burden on us;

   . the fact that, under the terms of the merger agreement, the completion of the merger is not conditioned on Alcoa's ability to obtain financing, and the Board's view of the likelihood that the proposed acquisition will be consummated in light of the experience, reputation and financial capability of Alcoa.

   The Board also considered potential drawbacks or risks relating to the merger, including the following material drawbacks and risks:

   . the fact that the transaction would be taxable to our stockholders for United States federal income tax purposes;

   . the covenants in the merger agreement that require us to conduct our business prior to the consummation of the merger only in the ordinary course consistent with past practice, as well as various other operational restrictions on us prior to the consummation of the merger;

   . the provision in the merger agreement requiring us to pay a termination fee in the amount of $9.0 million if the merger agreement is terminated under specified circumstances more fully described in "The Merger Agreement--Termination Fee";

   . the risks and costs to us if the transaction does not close, which risks and costs result from the extensive efforts that would be required to attempt to complete the transaction, the significant distractions which our employees will experience during the pendency of the transaction and the possibility that our stock price could decline below the pre-announcement level; and

   . the possibility that, notwithstanding the provisions of the merger agreement allowing us, under specified circumstances, to furnish information to and conduct negotiations with a third party and terminate the merger agreement in connection with a superior proposal for a business combination or acquisition of Ivex, the termination fee payable upon such termination could discourage other parties that might have an interest in a business combination with, or an acquisition of, Ivex. See "The Merger Agreement--Termination Fee."

   In addition, the Board was aware of the interests of our executive officers and directors described under "The Merger--Interests of Certain Persons in the Merger." The Board did not believe that these interests would affect its decision to approve the merger and the merger agreement in light of the fact that such interests are primarily based on contractual arrangements which were in place prior to the negotiation of the merger and the Board's assessment that the judgment and performance of the directors and executive officers would not be impaired by such interests.

   The foregoing discussion addresses the material information and factors considered by the Board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger and the merger agreement was made after consideration of all of the factors as a whole. In addition, individual members of the Board may have given different weights to different factors.

Opinion of Merrill Lynch

   On March 18, 2002, Merrill Lynch delivered its oral opinion, which was confirmed in a written opinion dated March 18, 2002, to the Board to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by the holders of Ivex common stock pursuant to the merger was fair from a financial point of view to the holders of such common stock. A copy of Merrill Lynch's opinion is attached to this proxy statement as Appendix B.

   Merrill Lynch's opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Ivex common stock is urged to read Merrill Lynch's opinion in its entirety. Merrill Lynch's opinion was intended for the use and benefit of the Board, does not address the merits of the underlying decision by Ivex to engage in the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement or any related matter. The consideration was determined on the basis of negotiations between Ivex and Alcoa and was approved by the Board. This summary of Merrill Lynch's opinion is qualified by reference to the full text of the opinion attached as Appendix B.

   In arriving at its opinion, Merrill Lynch, among other things:

   . reviewed certain publicly available business and financial information relating to Ivex that Merrill Lynch deemed to be relevant;

   . reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Ivex, including such information concerning Ivex after giving effect to the distribution, furnished to Merrill Lynch by Ivex;

   . conducted discussions with members of senior management of Ivex concerning the matters described in the previous two bullet points;

   . reviewed the market prices and valuation multiples for Ivex common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

   . reviewed the results of operations of Ivex and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

   . compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

   . participated in certain discussions and negotiations among representatives of Ivex and Alcoa and their respective financial and legal advisors;

   .   reviewed a draft dated March 16, 2002 of the merger agreement;

   . reviewed a draft dated March 16, 2002 of the distribution agreement between Ivex and Packaging Dynamics and drafts of certain other ancillary agreements regarding the distribution; and

   . reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Ivex, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Ivex. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Ivex, Merrill Lynch assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of Ivex's management as to the expected future financial performance of Ivex. Merrill Lynch also assumed that the final forms of the merger agreement, the distribution agreement and the ancillary agreements regarding the distribution would be substantially similar to the last drafts reviewed by Merrill Lynch.

   Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.

   For purposes of its opinion, Merrill Lynch assumed that the distribution would be effected prior to consummation of the merger. Merrill Lynch expressed no opinion as to the terms or fairness of the distribution, or as to the prices at which the common stock of Packaging Dynamics would trade following the consummation of the distribution, nor did Merrill Lynch express any opinion as to solvency.

   The following is a summary of certain financial and comparative analyses performed by Merrill Lynch that were presented to the Board in connection with the oral opinion delivered to the Board. The financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's financial analyses.

  Discounted Cash Flow Analysis.

   Merrill Lynch performed a discounted cash flow, or "DCF," valuation analysis of Ivex using Ivex's budget for 2002 and projections for 2003 through 2011 provided by Ivex management. For the purposes of its analysis,

Merrill Lynch excluded the financial impact of Ivex's note receivable from Packaging Holdings and equity interest in Packaging Holdings.

   Merrill Lynch derived a range of implied equity values per share of Ivex common stock by:

   . Applying discount rates ranging from 9% to 11% per year, determined by analyzing the weighted average cost of capital for selected publicly traded packaging companies, to calculate the sum of the present value of Ivex's projected unlevered free cash flows for the years 2002 through 2011 and the terminal value of Ivex based upon both:

      . a range of multiples from 6.5x to 7.5x of estimated 2011 earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA," and

      . a range of perpetuity growth rates from 2.5% to 3.5% per year of estimated 2011 free cash flow.

   .   Subtracting from this sum $323.8 million of Ivex net debt; and

   . dividing the net amount by the number of Ivex common shares outstanding, as adjusted for Ivex options which are exercisable in connection with the merger.

   Based on this analysis, Merrill Lynch derived a value per share of Ivex stock ranging from:

   . $19.80 to $27.95 using a terminal value based upon a multiple of estimated 2011 EBITDA, and

   . $15.55 to $28.50 using a terminal value based upon perpetual growth rates of estimated 2011 free cash flow.

  Comparable Public Company Analysis

   Merrill Lynch compared certain financial data relating to Ivex with similar financial data for certain publicly traded companies which Merrill Lynch deemed relevant. For purposes of its analysis, Merrill Lynch excluded the financial impact of Ivex's note receivable from Packaging Holdings and equity interest in Packaging Holdings. The companies selected for the comparable public company analysis included:

   .   Pactiv Corporation;

   . The following specialty packaging companies, which are referred to as the "Specialty Packaging Companies":

      .   AptarGroup Inc.

      .   Bemis Company, Inc.

      .   Sealed Air Corporation

      .   Sonoco Products Company

   . The following paper packaging companies, which are referred to as the "Paper Packaging Companies":

      .   Caraustar Industries, Inc.

      .   Rock-Tenn Company

   . The following container companies, which are referred to as the "Container Companies":

      .   Ball Corporation

      .   Crown Cork & Seal Company, Inc.

      .   Owens-Illinois, Inc.

      .   Silgan Holdings, Inc.

   For each of the companies selected, Merrill Lynch calculated multiples of the following financial metrics:

   .   price to earnings ratios based upon estimated 2002 earnings per share,

   .   price to earnings ratios based upon estimated 2003 earnings per share,

   .   enterprise value as a multiple of 2001 EBITDA, and

   .   enterprise value as a multiple of estimated 2002 EBITDA.

   For purposes of calculating the 2002 and 2003 price to earnings per share ratios for each of the selected companies, Merrill Lynch used the closing price per share of each company's common stock on March 15, 2002 and its estimated earnings per share for calendar 2002 and 2003, respectively, as published by First Call Corporation, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. The multiples of enterprise value to estimated 2002 EBITDA for each of the selected companies were calculated based upon estimated 2002 EBITDA obtained from various research analyst reports published by investment banking firms.

   The results of this analysis were as follows:

                                                               Mean for  Mean for
                                                               Specialty   Paper   Mean for
                                                     Pactiv    Packaging Packaging Container
                                                   Corporation Companies Companies Companies
                                                   ----------- --------- --------- ---------
Price to earnings ratios based upon estimated 2002
  earnings per share..............................    15.8x      18.1x     12.8x     12.3x
Price to earnings ratios based upon estimated 2003
  earnings per share..............................    14.0x      16.2x     13.1x      9.9x
Enterprise value as a multiple of 2001 EBITDA.....     7.7x       9.0x      7.0x      7.3x
Enterprise value as a multiple of estimated 2002
  EBITDA..........................................     7.3x       8.9x      6.7x      6.7x

   Based on this analysis, Merrill Lynch derived a value per share of Ivex common stock ranging from:

   . $18.25 to $22.65 per share by applying a price to estimated 2002 earnings per share ratio reference range of 12.5x to 15.5x to Ivex's budgeted 2002 earnings per share;

   . $18.20 to $25.50 per share by applying a price to estimated 2003 earnings per share ratio reference range of 10.0x to 14.0x to Ivex's projected 2003 earnings per share;

   . $18.75 to $23.25 per share by applying an enterprise value as a multiple of 2001 EBITDA reference range of 7.0x to 8.0x to Ivex's 2001 EBITDA; and

   . $20.00 to $25.10 per share by applying an enterprise value as a multiple of estimated 2002 EBITDA reference range of 6.5x to 7.5x to Ivex's budgeted 2002 EBITDA.

  Comparable Transactions Analysis

   Merrill Lynch compared certain financial terms relating to the merger with certain publicly available information relating to selected acquisition transactions in the packaging industry. For purposes of its analysis, Merrill Lynch excluded the financial impact of Ivex's note receivable from Packaging Holdings and equity interest in Packaging Holdings. The transactions selected for the comparable transactions analysis included:

   . Chase Capital Partners' acquisition of Huntsman Packaging Corporation, announced in April 2000;

   . Westvaco Corporation's acquisition of IMPAC Group, Inc., announced in April 2000;

   . Sealed Air Corporation's acquisition of Dolphin Packaging plc, announced in June 2000;

   . Bemis Company, Inc.'s acquisition of the specialty plastic films business of Viskase Companies, Inc., announced in July 2000;

   . Huhtamaki Foodservice's acquisition of Packaging Resources Incorporated, announced in October 2000;

   . SCA Packaging International B.V.'s acquisition of Tuscarora Incorporated, announced in January 2001;

   . Visy Industries' acquisition of the Asia-Pacific Packaging unit of Southcorp Limited, announced in January 2001; and

   . Amcor Limited's acquisition of Danisco Flexible and Akerlund & Rausing, announced in April 2001.

   For each of the selected acquisition transactions, Merrill Lynch calculated multiples of enterprise value to EBITDA of the acquired company for a twelve-month period preceding or, in certain cases, overlapping the date of the acquisition announcement, referred to as "LTM EBITDA."

   The results of this analysis were as follows:

                                                    Mean for    Median for
                                                   Comparable   Comparable
                                                  Transactions Transactions
                                                  ------------ ------------
     Enterprise value as a multiple of LTM EBITDA     7.5x         6.7x

   Based on this analysis, Merrill Lynch derived a value per share of Ivex common stock ranging from $14.25 to $23.25 per share, based upon Ivex's 2001 EBITDA and using an enterprise value as a multiple of LTM EBITDA reference range of 6.0x to 8.0x.

  Leveraged Buyout Analysis

   Merrill Lynch performed an analysis of the theoretical maximum consideration that could be paid in an acquisition of Ivex by a financial buyer on a standalone basis, based on the financial projections provided by Ivex management, and considering capital structures and other terms typically associated with transactions involving financial buyers. For purposes of this analysis, Merrill Lynch excluded the financial impact of Ivex's note receivable from Packaging Holdings and equity interest in Packaging Holdings. In addition, Merrill Lynch assumed that a financial buyer would be subject to the following debt financing constraints, equity return requirements and exit valuation assumptions:

   .   a maximum ratio of total debt to 2001 EBITDA of 4.75x;

   .   a maximum ratio of senior debt to 2001 EBITDA of 3.0x;

   .   a minimum equity investment of 30% of total transaction value;

   .   a minimum 5-year equity return of 25% to 30%; and

   .   a 2006 exit valuation ranging from 6.0x to 8.0x 2006 EBITDA.

   Based on this analysis, Merrill Lynch derived an estimate of the theoretical maximum consideration that could be paid in an acquisition of Ivex by a financial buyer ranging from $16 to $18 per share.

  Historical Stock Trading Analysis

   Merrill Lynch reviewed the trading price of shares of Ivex common stock for the 52-week period ended March 15, 2002. This stock performance review indicated that, for the 52-week period ended March 15, 2002, the high and low closing prices per share of Ivex common stock were $23.35 and $12.18, respectively.

   The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Ivex's and Merrill Lynch's control and involve the application of complex methodologies and educated judgments. Any estimates contained in the Merrill Lynch analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than the estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The estimates are inherently subject to uncertainty.

   No company utilized as a comparison in the analyses described above is identical to Ivex, and none of the transactions utilized as a comparison is identical to the merger. In addition, the analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared.

   The Board selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with Ivex and its business. As part of Merrill Lynch's investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

   Merrill Lynch has, in the past, provided financial advisory and financing services to Ivex and Alcoa and their affiliates and may continue to do so and has received, and may receive, fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch and its affiliates may actively trade Ivex common stock and other securities of Ivex, as well as securities of Alcoa, for their own account and for the accounts of customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in such securities.

Financial Advisor Fee Arrangements

   We agreed to pay to Merrill Lynch (1) a fee of $125,000 upon the signing of its engagement letter, (2) a fee of $1.0 million upon delivery of its fairness opinion and (3) a fee equal to two-thirds of 1.0% of the aggregate purchase price paid contingent upon the successful consummation of the merger, against which the amounts payable pursuant to clauses (1) and (2) will be credited. We also agreed to pay to Deutsche Banc (1) a fee of $125,000 upon the signing of its engagement letter and (2) a fee equal to one-third of 1.0% of the aggregate purchase price paid contingent upon the successful consummation of the merger, against which the amount payable pursuant to clause (1) will be credited. Pursuant thereto, the total payments to Merrill Lynch and Deutsche Banc, excluding costs and expenses, in connection with the consummation of the merger will be approximately [.] and [.], respectively. In addition, we have agreed to reimburse Merrill Lynch and Deutsche Banc for their reasonable out-of-pocket expenses incurred in performing their services, including certain reasonable fees and expenses of counsel. We have also agreed to indemnify Merrill Lynch, Deutsche Banc and specific related persons against specific liabilities relating to or arising out of their respective engagements.

Federal Income Tax Considerations

   The following discussion summarizes the material United States federal income tax consequences to our stockholders of the merger and the distribution of Packaging Dynamics common stock immediately prior to and in connection with the exchange of shares of our common stock for cash in the merger. We will refer to the distribution and merger, collectively, as the "transaction." This discussion is based on currently operative provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations under the Code and administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein.

   Our stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders of ours in light of their particular circumstances, such as stockholders who are banks, insurance companies, pension funds, tax-exempt organizations, or dealers in securities or foreign currencies, stockholders who are not United States persons (as defined in the Code), stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who hold our common stock as part of an integrated investment (including a "straddle") comprised of shares of our common stock and one or more other positions, or stockholders who have previously entered into a constructive sale of our common stock, or a transaction involving the options or warrants to purchase shares of common stock of ours or of Packaging Dynamics. The following discussion assumes that each holder of our common stock holds such stock as a capital asset. In addition, the following discussion does not address any tax consequences to holders of our common stock who exercise appraisal rights under applicable law and does not address the tax consequences of the transaction under state, local or foreign tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the transaction (whether or not such transactions are in connection with the transaction), including, without limitation, transactions in which our common stock is acquired or Packaging Dynamics common stock is disposed of.

   ACCORDINGLY, IVEX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, TO THEM OF THE TRANSACTION IN THEIR PARTICULAR CIRCUMSTANCES.

   For United States federal income tax purposes, the transaction is intended to constitute a single integrated transaction with respect to us and our stockholders in which the distribution will be treated as a distribution in redemption of our outstanding common stock in connection with the complete termination of our stockholders' interests in us as a result of the merger. Although we believe that the foregoing description correctly characterizes the transaction for United States federal income tax purposes and, therefore, that the distribution should qualify as an exchange under Section 302(b) of the Code with the consequences set forth below, either because the integrated combination of the distribution and the merger results in a complete termination of our stockholders' interests in us, or because the distribution, in conjunction with the merger, is not essentially equivalent to a dividend, the issue is not free from doubt.

   Assuming the distribution in conjunction with the merger qualifies as an exchange within the meaning of Section 302(b) of the Code, then, subject to the assumptions, limitations and qualifications referred to in this section, the transaction will result in the following federal income tax consequences:

   Each holder of our common stock will generally recognize gain, if any, to the extent of the excess of (1) the sum of the fair market value, on the date of the distribution, of the Packaging Dynamics common stock distributed in the distribution plus the cash proceeds received pursuant to the merger over (2) the holder's adjusted basis immediately prior to the transaction in our common stock surrendered. Such gain generally will be capital gain, and generally will be long-term capital gain if our common stock exchanged in the transaction has been held for more than one year. In the event that a holder's adjusted basis in our common stock exceeds the sum of the fair market value of the Packaging Dynamics stock and the amount of cash received by the holder in the transaction, and absent some special limitation on loss recognition, the holder will recognize a loss. Such loss generally will be capital loss, and generally will be long-term capital loss if our common stock exchanged in the transaction has been held for more than one year. One reasonable method of determining the fair market value of the Packaging Dynamics common stock received by our stockholders would be to use the weighted average trading price of Packaging Dynamics common stock on the first full day of trading ending after the distribution; however, you should consult with your own tax advisor with respect to your particular circumstances concerning taking a tax return position consistent with such reporting.

   The tax basis of the Packaging Dynamics common stock received by our stockholders in the distribution will be equal to the fair market value of such stock on the date of the distribution. The holding period of the Packaging Dynamics common stock received in the distribution will commence on the day after the distribution.

   Receipt of an opinion of counsel with respect to tax matters is not a condition to the obligations of the parties to consummate the transaction. In addition, no ruling has been or will be obtained from the Internal Revenue Service in connection with the transaction, and the Internal Revenue Service could challenge the status of the transaction as a single integrated transaction for United States federal income tax purposes.

   Such a challenge, if successful, could result in our stockholders being treated as receiving a "dividend" distribution of the Packaging Dynamics common stock received in the distribution and as selling, in a separate transaction, their Ivex common stock to Alcoa immediately after the distribution. Under this result, the amount treated as distributed in the spin-off would be equal to the fair market value on the date of the distribution of the Packaging Dynamics common stock received in the distribution and generally (1) would be treated as a dividend taxable as ordinary income to our stockholders to the extent of our current or accumulated earnings and profits (including any earnings resulting from the distribution), (2) to the extent such amount exceeded our earnings and profits, it would be applied to reduce, but not below zero, each of our stockholder's adjusted basis in such stockholder's Ivex stock and (3) to the extent the amount treated as received by such stockholder in the distribution exceeded the amount described in (1) and (2), would be taxable as capital gain to each of our stockholders. Also under this result, our stockholders would have a basis in the Packaging Dynamics common stock distributed to them equal to its fair market value on the date of the distribution, and the holding period of such stock would commence on the day after the distribution. Finally, under this result, our stockholders generally would recognize gain on the sale of their Ivex common stock to Alcoa in the merger in an amount equal to the excess, if any, of the amount of cash received in the merger over their adjusted basis in our common stock immediately prior to the merger, taking into account the effect of the distribution of Packaging Dynamics common stock on such adjusted basis as described above. Such gain generally would be capital gain and generally would be long-term capital gain if our common stock exchanged in the merger had been held for more than one year. In the event that a holder's adjusted basis in our common stock, taking into account the effect of the distribution of Packaging Dynamics common stock on such adjusted basis as described above, exceeded the amount of cash received from Alcoa in the merger, the holder would recognize a loss. Such loss generally would be a capital loss and generally would be a long-term capital loss if our common stock exchanged in the merger had been held for more than one year.

   You may be subject to "backup withholding" on payments (including the distribution of Packaging Dynamics common stock) received in connection with the transaction unless you (1) provide to the exchange agent a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information, or (2) are a corporation or otherwise qualify under certain exempt categories and, when required, demonstrate this fact, all in accordance with the requirements of the backup withholding rules. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing an IRS form W-9 or substitute W-9 and submitting it to the exchange agent when you submit your stock certificate(s) following the effective time of the merger.

   THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO IVEX STOCKHOLDERS. IVEX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Interests of Certain Persons in the Merger

   In considering the recommendation of the Board, you should be aware that some of our directors and executive officers may be deemed to have interests in the merger that are different from, or in addition to, those of our stockholders.

  Accelerated Vesting of Stock Options

   Pursuant to the merger agreement, all outstanding options to acquire our common stock (both vested and unvested) will be cancelled and the vesting of all outstanding options to acquire our common stock will be accelerated. Each option holder will receive in cash the excess, if any, of $21.50 over the per share exercise price of each cancelled option, times the number of shares subject to each option, as well as one share of common stock of Packaging Dynamics (rounded up to the nearest whole share) for every five shares of our common stock subject to such option (other than shares subject to an option having an exercise price of $23.25). As of [.], 2002, our executive officers and directors held unvested stock options to acquire an aggregate of [.] shares of our common stock, with a weighted exercise price of $[.] per share.

  Benefits and Severance Payments after a Change in Control

   In the merger, Alcoa and the surviving corporation will assume our employment agreements, termination agreements and benefit arrangements. Included among these agreements, are the employment agreements we have with Mr. Bayly and Mr. Tannura, originally dated January 28, 1991 and December 31, 1992, respectively, and amended and restated on January 1, 2002, pursuant to which the executives are entitled to certain severance benefits if employment is terminated without "cause" (as defined below) or with "good reason" (as defined below); provided that a termination by either executive for any reason during the three month period that begins six months after a change in control (defined to include consummation of the merger), will be deemed a termination for "good reason." In the case of Mr. Bayly, such severance benefits include the payment of a lump sum equal to four times, and in the case of Mr. Tannura, three times, the sum of (1) the annual salary then in effect, and (2) the target amount of the annual performance bonus for the year in which the termination occurs. In addition, each executive will receive a pro-rata portion of his performance bonus for the year in which his employment is terminated and Mr. Tannura, as part of his continuation of benefits will receive payment of $375,000 each year for three years following such termination in full satisfaction of his rights under our 1999 Long Term Incentive Plan. If termination occurs on or after a change in control, Messrs. Bayly and Tannura will receive acceleration of vesting under the company's stock option and restricted stock plans and full vesting under the Packaging Holdings, L.L.C.'s Long Term Incentive Compensation Plan, plus, in the case of Mr. Bayly, a lump sum cash payment equal to his $750,000 target amount under the 1999 Long Term Incentive Plan, and in the case of Mr. Tannura $375,000.

   Mr. Bayly and his dependents will also continue, for four years after the date of such termination, to receive health benefits, pension benefits, other "fringe benefits" on terms no less favorable than the benefits provided to other executives, and a supplemental benefit of $150,000 to be used by the company to purchase a combination of life or disability insurance or to provide non-qualified retirement benefits for Mr. Bayly. Medical insurance benefits for Mr. Bayly and his dependents are to continue until he becomes eligible for coverage with a new employer or the later of the date Mr. Bayly or his spouse become eligible for Medicare. Mr. Bayly and his spouse will also be entitled to receive certain supplemental Medicare insurance benefits. Mr. Tannura and his dependents will continue, for three years after the date of such termination, to receive health benefits, pension benefits and other "fringe benefits," including outplacement services in an aggregate amount not to exceed $25,000. Medical insurance benefits for Mr. Tannura and his dependents are to continue until the earlier of the expiration of three years from the date of such termination or until he becomes eligible for coverage with a new employer. If the cash severance payments to Messrs. Bayly and Tannura were triggered, they would be eligible to receive approximately $[.] and $[.], respectively. In addition, the respective employment agreements provide for gross-up payments to these executives for certain excise taxes, interest and penalties, if any, that may be imposed by Section 4999 of the Internal Revenue Code.

   We have also entered into agreements containing severance and tax gross up provisions in the event of termination without "cause" or for "good reason" occurring on or after (or within close proximity to) a change in control with some of our other executive officers, as described below. Alcoa and the surviving corporation will also assume these agreements. If the employment of Messrs. G. Douglas Patterson, Richard R. Cote, David E. Wartner or Dennis Hadley is so terminated, the terminated executive is entitled to a lump sum payment equal to two times the sum of the executive's annual base salary, deferred compensation and target bonus then in effect. These executives are also entitled to a pro-rata bonus for the year in which employment is terminated; the continuation of medical benefits for the earlier of two years or until covered by insurance with another employer, or in the case of Mr. Patterson, for up to five years; continuation of all other benefits for up to two years; accelerated vesting of awards, if any, under all of our stock option, restricted stock and long term incentive compensation plans and under the 2001 Packaging Holdings, L.L.C., Long-Term Incentive Compensation Plan; and outplacement services for up to two years at a cost not to exceed $25,000. Upon termination of employment without "cause" or for "good reason" occurring on or after (or in close proximity to) a change in control, Mr. Roger A. Kurinsky is entitled to a lump sum payment equal to 100% of his annual base salary and Mr. John Maxwell is entitled to two times his annual base salary, under their respective agreements. Mr. Kurinsky is entitled to continuation of other benefits for up to one year, while Mr. Maxwell is entitled to two years' continuation of such other benefits. Both of these executives would be entitled to accelerated vesting of awards, if any, under our stock option and restricted stock plan and, with respect to our supplemental retirement and restoration contributions, under our deferred compensation plan. The aggregate possible cash severance payments described in this paragraph equal approximately $[.]. In addition, the executive officers (except Messrs. Kurinsky and Maxwell) will be provided with gross-up payments for certain excise taxes, interest and penalties, if any, that may be imposed by Section 4999 of the Internal Revenue Code.

   If all of the executive officers were to be so terminated, they would receive cash severance payments, in the aggregate, equal to approximately $[.]. In addition, the executive officers will be provided with gross-up payments for certain excise taxes, interest and penalties, if any, that may be imposed by
Section 4999 of the Internal Revenue Code.

   For purposes of all of the above agreements, "good reason" generally includes a reduction in base salary, a reduction in or the failure of the company to pay any bonus, failure by the company to provide the executive with any benefit or compensation plan offered to other senior executives of the company, the assignment to the executive of duties materially inconsistent with the executive's current position with the company (including without limitation, a material reduction or elimination of any of the executive's public company responsibilities or obligations), a change in the executive's title, failure by the company to obtain written agreement of any successor company to assume or perform the obligations of the agreement, or the relocation of the executive's principal place of employment to a location more than fifty miles from the executive's current location; provided that, for Mr. Patterson, a termination for any reason during the three month period that begins six months after a change in control constitutes "good reason."

   For purposes of the above agreements, "cause" is generally defined as the executive's deliberate misappropriation of a material amount of money of the company or any affiliate or successor company; gross and continuing neglect in substantial performance of duties or material breach of the above agreements (except where such non-performance or breach is caused by the illness or other similar incapacity or disability of the executive); conviction of a misdemeanor of moral turpitude; conviction of a felony; chronic alcoholism or drug addiction; death; or permanent disability.

  Transaction Incentive/Retention Bonus Program and Packaging Holdings, L.L.C. Long Term Incentive Plan


   We have also adopted a Transaction Incentive Bonus Plan for our executive officers including the named executive officers and certain other key employees. Cash payments under this plan are triggered in the event that a closing of a transaction constituting a change in control occurs on or before December 31, 2002. Consummation of the merger would constitute such a transaction. This plan will also be assumed by Alcoa. Our executive officers who may receive payments under this program in connection with this transaction are Messrs. Patterson, Cote, Wartner, Hadley, Thomas S. Ellsworth, Gene Gentili, Kurinsky and Maxwell. Fifty percent (50%) of each executive's cash incentive will be paid on the date of the closing of the merger and the remaining fifty percent (50%) will be paid on the sixth month anniversary of the closing date; provided that (i) the executive is employed by us or any successor on the payment date or, (ii) if not so employed, the employment was terminated without "cause" (as defined above) or for "good reason" (as defined above), in which case the payment date is the date of termination. The maximum aggregate amount payable to our executive officers under this plan is $[.].

   We anticipate that all participants in the Packaging Holdings, L.L.C. Long Term Incentive Plan will waive awards of cash payments under that plan in consideration for grants, contingent on the distribution, of options to purchase for less than fair market value common stock in Packaging Dynamics.

  Loans to Packaging Dynamics

   In connection with the merger and distribution, we will cancel that certain 12.0% subordinated note due November 21, 2005, dated November 20, 1998, in the principal amount of $12,500,000 made by Packaging Holdings payable to one of our wholly-owned subsidiaries. Certain of our executive officers and directors, through their indirect ownership interest in Packaging Dynamics, will indirectly benefit from the cancellation of the note.

  Loans to Executive Officers

   We extended loans to some of our executive officers in connection with our 1997 initial public offering for their acquisition of shares of our common stock, which are payable in full, among other conditions, upon the sale of such shares. These loans, which are recourse only to such officer's shares, were extended to Messrs. Bayly, Tannura, Gentili and Patterson who, as of December 31, 2001, were indebted to us under such loans in the following respective amounts: $3,418,859, $2,235,886, $241,853 and $742,462. The proceeds from the purchase of shares held by the officers will be used to repay these loans.

  Directorships

   In addition, after the distribution, the following directors of Ivex will be directors of Packaging Dynamics: George V. Bayly, Frank V. Tannura, Anthony P. Scotto and William J. White. After the distribution, as stockholders of Packaging Dynamics, you will be entitled to vote on the election of directors of Packaging Dynamics.

  Indemnification of the Directors and Officers

   Pursuant to the merger agreement, the surviving corporation in the merger agrees to indemnify each director and officer at least to the extent that the directors and officers are currently indemnified by the company. In addition, Alcoa has agreed to cause the surviving corporation to maintain our current director's and officer's liability insurance and fiduciary insurance policies for at least six years from the completion of the merger, subject to certain limitations. For a more detailed discussion on the indemnification of directors and officers, see "The Merger Agreement--Certain Other Covenants and Agreements."

  Beneficial Interests in Packaging Holdings

   Certain of our directors and executive officers indirectly own beneficial interests in Packaging Holdings, L.L.C. that are separate and apart from the 48.19% interest owned by us. Messrs. [.], [.], [.], [.] and [.] currently own, in the aggregate, [.]% of Packaging Holdings. After giving effect to the merger and distribution, these individuals will own [.]%, [.]%, [.]%, [.]% and [.]%, respectively. For a more detailed discussion of Packaging Dynamics, please see the information statement attached as Appendix D to this proxy statement.

Amendment to Ivex Rights Agreement

   On March 18, 2002, we amended the rights agreement, dated as of February 10, 1999, between us and Equiserve Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as rights agent, to provide that neither Alcoa nor any of its affiliates or associates will be deemed to be the "Beneficial Owner" of or "beneficially own" any shares of our common stock under the rights agreement solely as a result of the execution of the merger agreement or the consummation of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement.

Appraisal Rights

   If the merger is consummated, stockholders who do not vote "FOR" the adoption of the merger agreement, who hold shares of common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of common stock through the closing of the merger, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law, will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger in accordance with the provisions of Section 262 and to receive from us payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court.

   Under Section 262, not less than 20 calendar days prior to the special meeting, we must notify each of the holders of its stock who was such on the record date for the meeting that such appraisal rights are available and include in each such notice, a copy of Section 262. This proxy statement constitutes such notice to the holders of record of common stock.

   The following is a summary of the procedures to be followed under Section 262, the full text of which is attached as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. Stockholders should read carefully the full text of Section 262 because failure to follow any Section 262 procedure may result in the loss of appraisal rights. Any stockholder who desires to exercise appraisal rights should review carefully Section 262 before electing or attempting to exercise appraisal rights.

   Holders of record of shares of common stock who desire to exercise appraisal rights must not vote in favor of the merger or consent to the merger in writing (including by returning a signed proxy card without indicating any voting instructions as to the proposal) and must deliver a separate written demand for appraisal of such shares to us prior to the taking of the vote on the merger agreement. A holder of shares of common stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger. The demand for appraisal will be sufficient if it reasonably informs us of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of shares of common stock.

   If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record provided the agent identifies the record owner or owners and expressly discloses in such demand that the agent is acting as agent for the record owner or owners of such shares.

   A record holder, such as a broker, who holds shares of common stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to be applicable to all shares outstanding in the name of such record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD OWNER WILL NOT BE HONORED.

   A proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal. Stockholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

   Any holder of record of common stock must deliver the written demand for appraisal prior to the taking of the vote on the merger agreement. All demands for appraisal should be addressed to Ivex Packaging Corporation, 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069, Attention: Secretary.

   If the merger agreement is adopted, then within ten days after the effective date of the merger, we will provide notice of the effective date of the merger to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the merger.

   A stockholder may withdraw a demand for appraisal in writing within 60 days after the effective time of the merger and accept the terms of the merger. Thereafter, our approval will be needed for such a withdrawal. In all events, if a petition for appraisal has been filed in the Delaware Court of Chancery, a stockholder may not withdraw without the approval of the Court.

   Within 120 days after the effective date of the merger, in compliance with
Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above and Ivex each has the right to file in the Delaware Court of Chancery a petition, with a copy served on us in the case of a petition filed by a dissenting stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest. We are not obligated, and do not currently intend, to file such a petition.

   Any dissenting stockholder is entitled, within the 120-day period following the effective time of the merger and upon written request to us, to receive from us a statement setting forth:

   . the aggregate number of shares of common stock which have not voted to approve the merger agreement and with respect to which demands for appraisal have been received; and

   .   the aggregate number of dissenting stockholders.

   Such statement must be mailed within ten days after a written request for such statement has been received by us, or within ten days after the expiration of the period for delivery of demands for appraisal, as described above, whichever is later.

   Upon the filing of a petition, the Delaware court is empowered to determine which dissenting stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their shares. The Delaware court may require that dissenting stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings and the Delaware court may dismiss the proceedings as to any dissenting stockholder who does not comply with such requirement.

   After determining the stockholders entitled to appraisal, the Delaware court will appraise shares of common stock owned by the dissenting stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In determining the fair value, the Delaware court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air" price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has stated, that in making this determination of fair value, the Delaware courts must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger and which "throw any light on future prospects of the merged corporation."

   The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value" but which applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

   Stockholders considering seeking appraisal should consider that the fair value of their shares determined by the Delaware court under Section 262 could be more than, the same as, or less than, the consideration payable pursuant to the merger agreement. We reserve the right to assert in any appraisal proceedings, that, for purposes of Section 262, the "fair value" of a share of common stock is less than the consideration payable pursuant to the merger agreement.

   The Delaware court may also:

   . determine a fair rate of interest, if any, to be paid to dissenting stockholders in addition to the fair value of the shares;

   . determine the costs of the proceeding and assess such costs against the parties as the Delaware court deems equitable (however, costs do not include attorneys' and expert witnesses' fees); and

   . upon application of a dissenting stockholder, order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

   No appraisal proceedings in the Delaware court will be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

   From and after the effective date of the merger, stockholders who have demanded appraisal rights in accordance with Section 262 will not be entitled to vote or consent by written action any shares subject to demand for appraisal for any purpose and will not be entitled to receive payment of any dividends or other distributions payable to stockholders except dividends or distributions payable to stockholders of a record date prior to the effective date of the merger.

   Failure to take any required step in connection with appraisal rights may result in the loss of such rights. Any stockholder who loses such rights will only be entitled to receive the consideration offered in the merger without interest.

Security Ownership of Management and Certain Securityholders

   The following table sets forth certain information regarding the beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our common stock, and as of February 28, 2002, by (1) each of our directors, (2) each of our named executive officers, and (3) all of our executive officers and directors as a group.

                                                             Number of
                                                             Shares of
                                                              Ivex's
                                                              Common      Percentage
Name of Beneficial Owner and Address(2)                      Stock (1)     of Class
---------------------------------------                      ---------    ----------
T. Rowe Price Associates, Inc.(3)........................... 2,660,100       12.9%
Lord, Abbett & Co.(4)....................................... 1,822,638        8.9%
Mellon Financial Corporation(5)............................. 1,354,317        6.6%
Keystone, Inc.(6)........................................... 1,251,050        6.1%
George V. Bayly.............................................   955,945(8)     4.3%
Frank V. Tannura............................................   549,700(8)     2.5%
Gene Gentili................................................   119,914(8)       *
G. Douglas Patterson........................................   203,102(8)       *
Thomas S. Ellsworth.........................................   121,075(8)       *
Glenn R. August(7)..........................................   132,484          *
Anthony P. Scotto(7)........................................    57,512          *
R. James Comeaux............................................    10,334          *
William J. White............................................     7,334          *
All Directors and executive officers as a group (14 persons) 2,339,635(9)    10.5%

--------
  *Represents less than 1% of such common stock.
(1) To our knowledge, each stockholder has sole voting and dispositive power as to the shares shown unless otherwise noted.
(2) Unless otherwise indicated, the address of each person is c/o Ivex
    Packaging Corporation, 100 Tri-State Drive, Lincolnshire, Illinois 60069.
(3) The shares shown as beneficially owned by T. Rowe Price Associates, Inc.
    are based upon a Schedule 1
   3G/A filed on February 16, 2002. The address of this entity is 100 East
   Pratt Street, Baltimore, Maryland 21202. The Schedule 13G provides that these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4) The shares shown as beneficially owned by Lord, Abbett & Co. are based upon a Schedule 13G/A filed on January 28, 2002. The address of this entity is 90 Hudson Street, Jersey City, New Jersey 07302.
(5) The shares shown as beneficially owned by Mellon Financial Corporation are based upon a Schedule 13G filed on January 25, 2002. The 1,354,317 shares consist of shares beneficially owned by direct or indirect subsidiaries of Mellon Financial Corporation, including Mellon Bank, N.A., which beneficially owned 1,290,117 shares, or 6.3%, of the common stock. The address for Mellon Financial Corporation and Mellon Bank, N.A. is One
    Mellon Center, Pittsburgh, Pennsylvania 15258. Mellon Financial Corporation had sole voting power with respect to 697,017 shares, shared voting power with respect to 642,500 shares, sole dispositive power with respect to 709,217 shares and shared dispositive power with respect to 645,100 shares. Mellon Bank, N.A. had sole voting power with respect to 636,517 shares, shared voting power with respect to 642,500 shares, sole dispositive power with respect to 646,417 shares and shared dispositive power with respect to 643,700 shares.
(6) The shares shown as beneficially owned by Keystone, Inc. are based upon a
    Schedule 13D filed on June 25, 1998 and includes 266,944 shares beneficially owned by Robert M. Bass who owns all of the outstanding voting stock of Keystone, Inc. The address of Keystone, Inc. is 3100 Texas Commerce Tower, 201 Main Street, Fort Worth, Texas 76102.
(7) The address of such individuals is c/o Oak Hill Partners, Inc., 65 East
    55th Street, New York, New York 10022-3219.
(8) Represents shares of outstanding common stock in the amounts of 498,089, 356,782, 42,038 and 123,116 that are owned by Messrs. Bayly, Tannura, Gentili and Patterson, respectively, and vested and earned options that are currently exercisable in the amounts of 457,856, 192,918, 77,876, 79,986 and 121,075 that are owned by Messrs. Bayly, Tannura, Gentili, Patterson and Ellsworth, respectively.
(9) All directors and executive officers as a group hold shares of outstanding common stock in the aggregate amount of 1,308,982 and vested and earned options that are currently exercisable for 1,030,653 shares of common stock.

                             THE MERGER AGREEMENT

   The following is a summary description of all the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement. To understand fully the terms of the merger agreement, stockholders should read carefully the full text of the merger agreement.

Structure of the Transaction

   The transaction is comprised of the following integrated components to be effected virtually simultaneously:

   . The distribution by us of our 48.19% interest in Packaging Holdings to our stockholders at the effective time of the merger; and

   .   The merger of a wholly-owned subsidiary of Alcoa with and into us.

   Immediately prior to the merger, we will contribute our 48.19% ownership interest in Packaging Holdings to Packaging Dynamics in return for 48.19% of the outstanding shares of Packaging Dynamics common stock. The remaining owners of Packaging Holdings will contribute their aggregate 51.81% ownership interests in return for the remaining 51.81% of the outstanding shares of Packaging Dynamics common stock. Effective virtually simultaneously to the merger, we will distribute all of our 48.19% of the outstanding shares of common stock of Packaging Dynamics to our common stockholders through a taxable distribution. In the distribution, you will receive one share of Packaging Dynamics common stock for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for any option with an exercise price of $23.25) at the effective time of the merger. Packaging Dynamics will then become a publicly-traded company that is 48.19% owned by our stockholders and 51.81% owned by the current owners of Packaging Holdings other than Ivex. We expect that the common stock of Packaging Dynamics will be traded on [.]. For a more detailed discussion of Packaging Dynamics, please see the information statement attached as Appendix D to this proxy statement.

   If the merger agreement is approved and the other conditions to closing are met, each stockholder will receive:

   . a cash payment of $21.50 for each share of our common stock that you own at the time of the merger; and

   . one share of Packaging Dynamics common stock for every five shares of our common stock that you own or have a vested or unvested option to purchase (except for shares covered by an option with an exercise price of $23.25) at the effective time of the merger.

The Surviving Corporation

   At the effective time of the merger, a wholly-owned subsidiary of Alcoa will merge with and into us, and we will be the surviving corporation and continue to exist after the merger as a wholly owned subsidiary of Alcoa. The merger will become effective at the time of filing of the certificate of merger with the Secretary of State of Delaware. The certificate of incorporation as set forth in exhibit A of the merger agreement and the bylaws of AI Merger Sub as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of Ivex as the surviving corporation until the time that they are amended as provided by applicable law.

Payment Procedures

   Alcoa will appoint a paying agent reasonably acceptable to us that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. Alcoa will deposit sufficient cash with the paying agent from time to time or at the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the paying agent will send our stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to our stockholders promptly following the paying agent's receipt and processing of the Ivex common stock certificates and properly completed transmittal documents.

Dissenting Shares

   In the merger, our stockholders have appraisal rights under Section 262 of the DGCL. If stockholders do not vote in favor of or consent to the merger agreement and such stockholders exercise such appraisal rights and comply with the requirements of Section 262, the shares of common stock held by such stockholder will not be converted into the right to receive the merger consideration at the effective time of the merger. Instead, such stockholder will receive the fair value of such stockholders' shares of common stock, which may be more or less than $21.50 per share. If after the effective time of the merger, stockholders fail to comply with the requirements of Section 262, such stockholders' shares will be converted into the right to receive the merger consideration without any interest thereon, less any required withholding taxes, and such shares will no longer be dissenting shares. For a summary of the requirements that a stockholder must follow in order to exercise his or her dissenters' rights, see "The Merger--Appraisal Rights" on page [.]].

Cancellation of Shares

   At the effective time of the merger and without any action on our part, Alcoa or any holders of our common stock, all shares of our common stock (other than shares held by us or our subsidiaries or Alcoa or any of its subsidiaries) will no longer be outstanding and will be cancelled and retired and will cease to exist, and each certificate formerly representing any of such shares (other than shares as to which appraisal rights have been perfected) will thereafter represent only the right to receive the merger consideration without any interest and less any required withholding taxes.

Treatment of Stock Options

   After the effective time of the merger, each option to acquire any of our shares of common stock that is outstanding at the effective time of the merger, whether or not exercisable at that time, will become vested and exercisable, if not previously vested and exercisable, and such option will then be cancelled immediately by us. Each holder of a cancelled option will be entitled to receive an amount in cash equal to (1) the excess, if any, of $21.50 over the per share exercise price of each such option, times (2) the number of shares covered by such option.

Directors and Officers

   The merger agreement provides that the directors of AI Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation of the merger. The officers of Ivex will be the officers of the surviving corporation of the merger.

Representations and Warranties

  Mutual Representations and Warranties

   The merger agreement contains representations and warranties made by each of Ivex, Alcoa and AI Merger Sub, including representations and warranties relating to: (a) organization, qualification and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the merger agreement and related matters; (c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law; (d) information supplied in this proxy statement; and (e) brokers.

  Additional Representations and Warranties of Ivex

   We have made additional representations relating to: (a) capitalization; (b) filings with the SEC and financial statements; (c) absence of changes in operations; (d) pending and threatened litigation; (e) tax returns and other tax matters; (f) employee benefit plans and labor matters; (g) environmental laws and regulations; (h) intangible property; (i) compliance with laws and orders; (j) Ivex's rights agreement; (k) certain agreements; (l) the opinion of Merrill Lynch; and (m) the interim operations of Packaging Dynamics.

  Additional Representations and Warranties of Alcoa and AI Merger Sub

   Each of Alcoa and AI Merger Sub has made additional representations relating to: (a) the interim operations of AI Merger Sub; and (b) share ownership in us.

Stockholder Meeting

   We have agreed to cause a special meeting of its stockholders to be duly called and held as soon as practicable for the purpose of voting on the adoption of the merger agreement. In connection with the special stockholders' meeting, the Board agreed to include in this proxy statement its recommendation to our stockholders that they vote in favor of the merger agreement, unless, in the good faith opinion of the Board after consultation with outside counsel and its independent financial advisors, the inclusion of such recommendation would be inconsistent with its fiduciary duties to our stockholders under applicable law. The Board also agreed to use all reasonable efforts to promptly prepare and file with the SEC this proxy statement and (A) obtain and furnish the information required to be included by it in this proxy statement and, after consulting Alcoa and AI Merger Sub, respond promptly to any comments made by the SEC and cause this proxy statement to be mailed to our stockholders at the earliest practicable time and (B) obtain the necessary approvals by our stockholders of the merger agreement and the transactions contemplated by the merger agreement, unless, in the good faith opinion of the Board after consultation with outside counsel and its independent financial advisors, obtaining such approvals would be inconsistent with its fiduciary duties to the Ivex stockholders under applicable law.

Certain Covenants

   We have covenanted and agreed that after the date of the merger agreement and prior to the effective time of the merger (unless Alcoa otherwise approves in writing) we will, and will cause each of our subsidiaries to, conduct our operations in the ordinary and usual course of business consistent with past practice and seek to preserve intact our current business organizations, keep available the services of our current officers and employees and preserve our relationships with customers, suppliers and others having significant business dealings with us and our subsidiaries.

   Without limiting the foregoing, and except as otherwise permitted by the merger agreement, the distribution agreement or as set forth in schedules to the merger agreement, prior to the effective time of the merger, neither we nor any of our subsidiaries will, without the prior written consent of Alcoa:

   . subject to limited exceptions, issue additional stock or redeem, purchase or otherwise acquire any outstanding shares of stock;

   . amend our certificate or articles of incorporation or by-laws (or similar organizational documents);

   . adopt a plan of liquidation, merger or other reorganization, acquire any business, business organization, division or material assets or dispose of or subject to any liens any properties or assets, subject to limited exceptions and except for certain business combination transactions as described below under "No Solicitation of Transactions";

   . make capital expenditures outside of the 2002 capital expenditure plan in excess of specified limits;

   . become obligated under any new collective bargaining agreement or employee benefit plan, amend any collective bargaining agreement or employee benefit plan or modify the terms of any option;

   . increase the compensation of or grant any incentive compensation award to any director, officer or employee who is a party to an employment or severance agreement;

   . award any employee benefit not required by existing plans to any current or former director or officer;

   . incur debt other than short-term borrowings in the ordinary course of business consistent with past practice or make loans to or investments in any other person, other than to us or any wholly-owned subsidiary of ours;

   . make any changes in accounting methods, principles or practices materially affecting our reported consolidated assets, liabilities or results of operations of ours, except as required by law or a change in generally accepted accounting principles;

   . pay, discharge or satisfy our claims, liabilities or obligations other than in the ordinary course of business or cancel any material indebtedness;

   . waive the benefits of or agree to modify any confidentiality, standstill or similar agreement; or

   .   amend the rights agreement.

No Solicitation of Transactions

   The merger agreement provides that except as contemplated or as otherwise permitted by the merger agreement, Ivex will not, nor will it permit any of our subsidiaries to, nor will we permit any of our officers, directors, employees, advisors or representatives or any subsidiary to:

   . solicit, encourage or facilitate any inquiries relating to, or the submission of, any proposal or offer from any person other than Alcoa or any of its affiliates to acquire beneficial ownership of all or more than 20% of our assets and our subsidiaries' assets, taken as a whole, or 20% or more of any class of our equity securities, which is referred to as a "Competing Transaction";

   . participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may be reasonably expected to lead to, any Competing Transaction; or

   . enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the merger and the other transactions contemplated by the merger agreement.

   Notwithstanding the foregoing, if prior to obtaining stockholder adoption of the merger agreement we receive a bona fide, written proposal or offer for a Competing Transaction by a third party that did not result from a breach of the merger agreement, which the Board determines in good faith (after consulting with the Board's independent financial advisor and outside counsel): (A) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of our common stock than the merger, the distribution and the other transactions contemplated by the merger agreement; and (B) is reasonably capable of being consummated (a "Superior Competing Transaction"), then we may, in response to an unsolicited request and subject to compliance with provisions requiring us to notify Alcoa of certain inquiries, furnish information with respect to us and our subsidiaries to, and participate in discussions and negotiations directly or through representatives with, such third party provided that we and such third party enter into a confidentiality agreement no less favorable to us than the confidentiality agreement entered into between us and Alcoa on November 29, 2001.

   We must promptly advise Alcoa orally and in writing of any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction, the identity of the person making any such Competing Transaction or inquiry and the material terms of such Competing Transaction or inquiry. We must keep Alcoa reasonably informed of the status and details of any such Competing Transaction proposal or inquiry in a timely manner.

Certain Other Covenants and Agreements

  Reasonable Best Efforts

   Subject to the terms and conditions of the merger agreement, each of the parties to the merger agreement agree to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement.

  Access to Information

   The merger agreement provides that, we must (and will cause each of our subsidiaries to) afford to authorized representatives of Alcoa, in order to evaluate the transactions contemplated by the merger agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the effective time of the merger, to its properties, contracts, books and records and, during such period, must (and will cause each of its subsidiaries to) furnish or make available reasonably promptly to such representatives (a) all information concerning its business, properties and personnel as may reasonably be requested and (b) a copy of each document filed by us and our subsidiaries during such period pursuant to the requirements of federal or state securities laws. Alcoa agrees that it will not, and will cause its representatives not to, use any information obtained for any purpose unrelated to the consummation of the transactions contemplated by the merger agreement. The confidentiality agreement previously entered into by Alcoa and us will apply with respect to information furnished by us, our subsidiaries and our authorized representatives. However, Alcoa shall not have the right to undertake environmental sampling at our facilities or our subsidiaries' facilities.

  Publicity

   We have agreed with Alcoa to consult with each other and mutually agree upon any press releases or public announcements pertaining to the merger and not to issue any such press releases, make any such public announcements or respond to any press inquiries with respect to the merger agreement or the transactions contemplated thereby prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system.

  Indemnification of Directors and Officers

   The merger agreement provides that the surviving corporation shall indemnify and hold harmless (and shall advance expenses as incurred to), to the fullest extent permitted under applicable law, each of our current and former directors, officers, employees, fiduciaries and agents and our subsidiaries against any reasonable expenses in connection with any claim, action, suit proceeding or investigation, arising out of any of the transactions contemplated by the merger agreement.

   Alcoa agrees that the certificate of incorporation or bylaws of the surviving corporation and its subsidiaries immediately after the effective time of the merger shall contain indemnification and exculpation provisions that are at least as favorable to the indemnified parties as those provisions that are set forth in our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws as in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the effective time of the merger in any matter adverse to any indemnified person with respect to matters occurring at or prior to the effective time of the merger, including the merger. All such rights to indemnification with respect to any claim asserted within such six-year period shall continue until the disposition of such claim.

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

   For a period of six years after the effective time of the merger, the surviving corporation shall, and Alcoa will cause the surviving corporation to, cause to be maintained in effect the existing directors' and officers' liability insurance and fiduciary insurance policies covering those persons who are currently covered by the policies currently maintained by us with an amount of coverage not less than 100% of the amount of existing coverage, or policies that are no less favorable to the indemnified parties, and with an amount of coverage not less than 100% of the amount of existing coverage, than the policies which are currently maintained by us, with respect to claims arising from facts or events which occurred at or before the effective time of the merger, so long as such policies are available for an annual premium which is no more than 200% of the current annual premium for the existing policies; provided that if such policies are not available for an annual premium of no more than 200% of the current premium, then policies in an amount and scope as great as can be obtained for an annual premium of 200% of the current annual premium shall be obtained, provided, further that at Alcoa's election, Alcoa may meet this obligation by covering the indemnified parties under Alcoa's insurance policy or policies on the foregoing terms.

  Employees

   After the closing of the merger, for a period extending through December 31, 2002, Alcoa and the surviving corporation have agreed to provide all of our employees (and our subsidiaries' employees), who will continue as employees of the surviving corporation, with benefit plans, programs, arrangements and policies that in the aggregate are no less favorable than such benefits currently provided by us to our employees. Furthermore, Alcoa has agreed to recognize all service credited to each employee through the closing of the merger for the purposes of eligibility, vesting and benefit accruals (other than accruals under defined benefit plans) under any employee benefit plan.

  Distribution

   In the merger agreement, we agree to use our reasonable best efforts to satisfy the conditions to the distribution as set forth in the distribution agreement entered into between us and Packaging Dynamics on March 18, 2002 and effect the distribution if such conditions have been satisfied. Ivex must cause Packaging Dynamics to comply with its obligations under the distribution agreement.

   We must keep Alcoa informed on a regular basis concerning material developments in the transactions contemplated by the distribution agreement and its ancillary agreements and the means by which such transactions are effected. Without the prior written consent of Alcoa, neither we nor any of our subsidiaries who are parties to the agreements related to the distribution will amend or waive any of the terms or conditions of such agreements.

   The parties agree that, for all tax purposes, the merger and distribution will be treated with respect to our stockholders as an integrated transaction and that the distribution will be treated as a redemption of outstanding shares in connection with a complete termination of our stockholders' interest in us. Alcoa and Ivex must file all tax returns consistent with such treatment and may take no position that is inconsistent with such treatment in any audit, litigation or other proceeding.

   In connection with the merger and distribution, we will cancel that certain 12.0% subordinated note due November 21, 2005, dated November 20, 1998, in the principal amount of $12,500,000 made by Packaging Holdings payable to one of our wholly-owned subsidiaries.

  Tax Covenants

   During the period prior to the effective time of the merger, we must, and must cause each of our subsidiaries to: (i) promptly notify Alcoa of any material claim, investigation or audit pending against or with respect to us or any of our subsidiaries in respect of any tax and (ii) not make any tax election or settle or compromise any tax liability or refund, or other action if any such action would have the effect of increasing the tax liability or reducing any credit or tax attribute of ours and any of our subsidiaries without the prior written consent of Alcoa, unless such action: (A) is consistent with prior actions, (B) is required by law, or
(C) individually or in the aggregate, would not constitute a material adverse effect on us.

Conditions to the Merger

   The obligation of each of Alcoa, AI Merger Sub and Ivex to complete the merger are conditioned upon the following:

   . The merger agreement must have been adopted by the requisite vote of our stockholders.

   . There must not be any statute, rule, regulation or order of a court or governmental or regulatory agency of competent jurisdiction which prevents the consummation of the merger substantially on the terms contemplated by the merger agreement, provided that each party shall, before invoking this condition, use its reasonable best efforts to have any such decree, ruling, injunction or order vacated.

   . The U.S. antitrust review waiting periods must have expired or been terminated. All other governmental approvals and filings legally required for the consummation of the merger and the transactions contemplated by the merger agreement must have been obtained or made, except where the failure to obtain such approval or make such filing, individually or in the aggregate, would not have a material adverse effect on us.

   . The distribution shall have been consummated in accordance with the distribution agreement.

   . The representations and warranties of each party must be accurate in all material respects as of the effective time of the merger.

   . Each party must have complied in all material respects with their respective covenants under the merger agreement.

   . No Distribution Date (as defined in the rights agreement) shall have occurred.

Termination

   Ivex and Alcoa may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted it. The merger agreement may also be terminated at any time prior to the effective time of the merger:

   . by either party if any court or governmental agency issues a final and nonappealable order preventing the merger;

   . by either party if our stockholders fail to adopt the merger agreement at the special meeting;

   . by either party if the merger is not completed by September 18, 2002, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

   . by either party if the other party to the merger agreement fails to perform in any material respect any of its obligations under the merger agreement which failure is not cured, or is uncurable, within 30 days after receipt of notice of such failure;

   . by either party if the other party to the merger agreement breaches its representations and warranties in any material respect and such breach is not cured, or is uncurable, within 30 days after receipt of notice of such failure;

   . by Alcoa if the Board withdraws or modifies or amends its recommendation of the merger agreement or the merger in a manner adverse to Alcoa; and

   . by us prior to obtaining stockholder adoption of the merger agreement with Alcoa, after paying a termination fee in the amount $9.0 million, if we receive a proposal or offer on terms which the Board concludes are more favorable from a financial point of view to the holders of our common stock and which Alcoa has not otherwise matched.

Termination Fee

   We have agreed to pay Alcoa a fee of $9.0 million if:

   . the Board withdraws or modifies or amends its recommendation of the merger agreement or the merger in a manner adverse to Alcoa;

   . the Board provides written notice to Alcoa that we intend to enter into a binding agreement for a proposal or offer that the Board has concluded is on terms which are more favorable from a financial point of view to the holders of our common stock and which Alcoa has not otherwise matched; or

   .   the following three events occur:

      . the merger agreement is terminated by either party because (1) our stockholders fail to adopt the merger agreement at the special meeting or (2) the merger is not completed by September 18, 2002, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

      . prior to such termination, we receive a proposal or offer on terms which are more favorable from a financial point of view to the holders of our common stock; and

      . within 12 months following such termination of the merger agreement, we enter into or agree to enter into a binding written agreement with respect to a proposal or offer on terms which are more favorable from a financial point of view to the holders of our common stock.

                         OTHER MATTERS AND INFORMATION

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the merger.

Antitrust Considerations

   The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until specified information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period has expired or terminated. The specified waiting period under the Hart-Scott-Rodino Act expired on [.], 2002.

   The termination of the waiting period under the Hart-Scott-Rodino Act does not preclude the Antitrust Division, the Federal Trade Commission, state authorities or private parties from challenging the merger on antitrust grounds.

Market Price of Ivex Common Stock and Dividend Information

   Our common stock is traded on The New York Stock Exchange under the symbol "IXX." The table below sets forth by quarter, since the beginning of our fiscal year ended December 31, 2000, the high bid and low bid quotations for the common stock as reported on the Bulletin Board and the dividends paid per share. These quotations are representative of prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                               Market Prices
                                               ------------- Dividends
                                                High   Low   Per Share
                                               ------ ------ ---------
          Fiscal Year 2000
             First Quarter.................... $10.50 $ 5.13    $0
             Second Quarter...................  12.50   7.63     0
             Third Quarter....................  11.88   9.25     0
             Fourth Quarter...................  11.50   8.13     0

          Fiscal Year 2001
             First Quarter.................... $14.00 $ 9.75    $0
             Second Quarter...................  20.01  13.00     0
             Third Quarter....................  20.30  12.95     0
             Fourth Quarter...................  20.08  14.65     0

          Fiscal Year 2002
             First Quarter.................... $23.35 $18.75    $0
             Second Quarter through [.], 2002.

   On March 18, 2002, the last full trading day prior to the day on which the execution of the merger agreement was publicly announced, the closing price for our common stock was $21.25.

   On [.], 2002, the closing price for common stock was $[.].

   The market price for our common stock is subject to fluctuation and stockholders are urged to obtain current market quotations. No assurance can be given as to the future price of or market for our common stock or Packaging Dynamics common stock.

Forward-Looking Statements

   Certain information contained in, or incorporated by reference in, this proxy statement should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are identified by the use of forward-looking words and phrases, such as "estimates," "plans," "expects," "to continue," "subject to," "target" and such other similar phrases. These forward-looking statements are based on our current expectations. Because forward-looking statements involve risks and uncertainties, our plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are:

   . changes in consumer demand and prices resulting in a negative impact on revenues and margins;

   . raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies;

   .   increased competition in our product lines;

   .   changes in capital availability or costs;

   .   workforce factors such as strikes or labor interruptions;

   . our ability and the ability of subsidiaries to develop new products, identify and execute capital programs and efficiently integrate acquired businesses;

   . the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations;

   . the general political, economic and competitive conditions in markets and countries where we and our subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; and

   . the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control and our subsidiaries' control.

Future Stockholder Proposals

   If the merger is not completed, we intend to hold our 2002 annual meeting of stockholders as soon as practicable after termination of the merger agreement. In the event the merger is not completed, the deadlines that will apply to stockholder proposals and nominations to the board of directors for the 2002 annual meeting of stockholders will be as follows:

   . the deadline for submitting a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy materials for the meeting would be a reasonable time before we begin to print and mail our proxy materials for the meeting;

   . a stockholder proposal submitted outside the processes of Rule 14a-8 would be considered untimely if it were submitted later than the close of business on the 10th day following the date notice of the meeting is mailed or a public announcement of the meeting is mailed, whichever first occurs; and

   . under our bylaws, stockholder proposals made outside of Rule 14a-8 under the Exchange Act and nominations for election to the Board would have to be received by us not later than the close of business on the 10th day following the date notice of the meeting is mailed or a public announcement of the meeting is mailed, whichever first occurs.

Stockholder proposals and nominations must be submitted in proper written form to the our secretary.

Where You Can Find More Information

   We are subject to the informational requirements of the Securities Exchange Act of 1934, pursuant to which we file reports and other information with the United States Securities and Exchange Commission. Such reports and other information may be inspected and copied at the following offices of the SEC:

   For further information concerning the SEC's public reference rooms, you may call the SEC at
1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Ivex. The address of the SEC's web site is http://www.sec.gov.

   The SEC allows us to "incorporate by reference" information into this proxy statement, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

   This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about Ivex that is not included in or delivered with this proxy statement.

               Ivex Filings
            (File No. 33-60714)                          Period
            -------------------                          ------
  Annual Report on Form 10-K.............. Fiscal Year ended December 31, 2001
  Current Report on Form 8-K.............. Filed March 18, 2002
  General Form for Registration on Form 10 Filed [.], 2002

   We also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in those documents by reference). Requests should be directed to us at the following address:

      Ivex Packaging Corporation
      100 Tri-State Drive, Suite 200
      Lincolnshire, Illinois 60069
      Attention: Secretary
      Telephone: (608) 828-2000

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